EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

SOUNDTECH LLC

(“Buyer”),

AUDIOVOX CORPORATION

(“Parent”),

Klipsch Group, Inc.,

and

THE SHAREHOLDERS OF

KLIPSCH GROUP, INC.

(“Sellers”)

and is joined in by

FRED S. KLIPSCH

in his capacity as Sellers' Representative

February 3, 2011

Exhibit 8.1	Sample Calculation of Income Tax Liabilities
Exhibit 8.2	Market Jurisdiction
Exhibit 8.3	Net Working Capital

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of February 3, 2011, by and among Soundtech LLC, a Delaware limited liability company (“Buyer”), Audiovox Corporation, a Delaware corporation (“Parent”), Klipsch Group, Inc., an Indiana corporation (the “Company”), and each shareholder (each a “Seller” and collectively “Sellers”) of the Company. This Agreement is joined in by Fred S. Klipsch in his capacity as Sellers' Representative. Buyer, Parent and each Seller are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Other capitalized terms used in this Agreement and not otherwise defined are defined in Article 8.

The Company and the Subsidiaries are primarily engaged in the business of manufacturing, distributing and selling personal, home, professional and commercial stand-alone loud speakers and personal headphones (such business, along with (i) the speaker and sound business, and (ii) any other consumer electronics business, (A) as engaged in from time to time by the Company or any Subsidiary or, (B) for purposes of Section 4.4, engaged in from time to time prior to, at or subsequent to the Closing Date by the Company, any of the Subsidiaries, or any of the direct or indirect subsidiaries of either the Company or any of the Subsidiaries, the “Business”). Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the outstanding capital stock of the Company on the terms and subject to the conditions in this Agreement.

ACCORDINGLY, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

Principal Transaction

Section 1.1    Sale and Purchase of Stock. On the terms and subject to the conditions of this Agreement, each Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase from each Seller, all of the outstanding shares of capital stock of the Company owned by such Seller, which in the aggregate constitute all of the outstanding shares of capital stock of the Company, and which, on the Closing Date, will consist of 187,315.3 shares of Voting Common Stock, no par value, 1,719,834.7 shares of Non-Voting Common Stock, no par value, and 1,450,557 shares of Series A Preferred Stock, no par value (collectively, the “Shares”).

Section 1.2    Purchase Price; Payment.

(a)Subject to adjustment under Section 1.3, in consideration of the transfer of the Shares to Buyer and the other undertakings set forth in this Agreement, at Closing, Buyer will pay to Sellers, and Parent will cause Buyer to pay to Sellers, by wire transfer to an account designated by Sellers' Representative an amount (the “Cash Payment Amount”) equal to the total of (i) $166,000,000, (ii) plus or minus (as applicable) the Estimated Closing Date Net Working Capital Adjustment, minus (iii) the aggregate Closing Date Debt, minus (iv) if negative, the absolute value of the Estimated Cash/Tax Differential, minus (v) $13,000,000 (the “Escrow Amount”) and $2,500,000 (the “NWC Holdback”), which Buyer will pay into escrow at Closing to be held and disbursed pursuant to the terms and conditions of the Escrow Agreement attached as Exhibit 1.2(a) (the “Escrow Agreement”).

(b)The Purchase Price will be allocated among and paid to Sellers as set forth on Exhibit 1.2(b).

Section 1.3    Adjustments to Purchase Price

(a)The Cash Payment Amount will be increased or decreased on a dollar-for-dollar basis to the extent that Final Closing Date Net Working Capital is greater than or less than (respectively) Estimated Closing Date Net Working Capital and to the extent the Final Cash/Tax Differential is greater than or less than (respectively) the Estimated Cash/Tax Differential. If the Cash Payment Amount is increased by the adjustment provided for in this Section 1.3(a), Buyer will pay such adjusted amount, and Parent will cause Buyer to pay such adjusted amount, to Sellers within three Business Days following the determination of the Final Closing Date Net Working Capital and Final Cash/Tax Differential by wire transfer to an account designated by Sellers' Representative. If the Cash Payment Amount is decreased by the adjustment provided for in this Section 1.3(a), the amount of such adjustment will be paid by Sellers to Buyer from the NWC Holdback, and Sellers, severally on a pro rata basis, will be obligated to pay to Buyer such amount to the extent that the required payment exceeds the NWC Holdback, within (whether from the NWC Holdback or from Sellers directly) three Business Days following the determination of the Final Closing Date Net Working Capital and Final Cash/Tax Differential by wire transfer to an account designated by Buyer. In the event that the determination of Final Closing Date Net Working Capital or Final Cash/Tax Differential is submitted to the Accounting Firm under Section 1.3(c), the adjustment to the Cash Payment Amount ultimately payable will bear interest at 6% per annum from the date of submission to the Accounting Firm until actually paid.

(b)Within 60 days after the Closing Date, Sellers' Representative will cause to be prepared and delivered to Sellers' good faith written calculation of Net Working Capital as of the Closing Date (“Closing Date Net Working Capital”). Closing Date Net Working Capital will be calculated using the Calculation Principles; provided, however, that notwithstanding the foregoing or anything contained herein to the contrary, at Buyer's election at any time on or prior to the Closing Date, the accounts receivable due to the Company or any Subsidiary from Ultimate or its Affiliates as of the Closing Date will be fully reserved in the calculation of Estimated Closing Date Net Working Capital and will, post-Closing, be fully reserved in the calculation of Closing Date Net Working Capital and Final Closing Date Net Working Capital (which election and treatment will not be subject to dispute pursuant to any of the provisions of Section 1.3). Buyer will have the opportunity to review Sellers' calculation of Closing Date Net Working Capital until the 90th day following the Closing Date (the “Review Period”). Sellers' Representatives will provide Buyer and its Representatives with reasonable access to information in his possession or control to enable Buyer to conduct such review. Sellers' calculation of Closing Date Net Working Capital will become final, conclusive and binding on Parent and Buyer unless, prior to the end of the Review Period, Buyer notifies Sellers' Representative in writing of its objections to such calculation, identifying the disputed items, the estimated amounts of the disputed items, if then reasonably determinable, and the basic facts underlying Buyer's objections. If Buyer delivers an objection notice, Buyer and Sellers' Representative will try in good faith to resolve any objections within 30 days following delivery of the objection notice. If Buyer and Sellers' Representative resolve some or all of the objections within that time period, they will document their resolution in a writing signed by each of them, and such resolution will be final, conclusive and binding on all Parties. If Buyer and Sellers' Representatives are unable to resolve all of the objections within the 30-day time period, the Parties will promptly refer any matters still in dispute for resolution as provided in Section 1.3(c). As provided in the definition of Final Cash/Tax Differential, the same timeline and the objection and dispute resolution procedures set forth in Sections 1.3(b) and 1.3(c) with respect to determining Final Closing Date Net Working Capital will apply to the determination of the Final Cash/Tax Differential.

(c)Any unresolved dispute concerning Closing Date Net Working Capital under Section 1.3(b)

will be referred for resolution to the Indianapolis, Indiana office of BDK, LLP, who will be jointly retained by Buyer and Sellers' Representative. If the Parties are unable to engage BDK, LLP for any reason, or if BDK, LLP is no longer independent at the time a dispute is submitted to it, then Buyer and Sellers' Representative will retain the Indianapolis, Indiana office of Crowe Horwath, LLP (the accounting firm so retained is referred to in this Agreement as the “Accounting Firm”). Buyer will pay one-half and Sellers' Representative will pay one-half of the fees and expenses of the Accounting Firm. The Accounting Firm will act as a neutral arbitrator and will exercise its discretion independently to resolve only the disputed items using the accounting principles used to determine the Target Amount (the “Calculation Principles”), which Calculation Principles are described on Exhibit 1.3(c), but within the range of the differences between Buyer and Sellers' Representative. The Parties will provide the Accounting Firm with all Books and Records in their possession relevant to the determinations to be made by it. None of the Parties or any of their respective Affiliates or Representatives will meet or discuss any substantive matters with the Accounting Firm without Buyer and Sellers' Representative and their respective Representatives present or having the opportunity following at least three business days notice to be present, either in person or by telephone. The Accounting Firm will have the power to require any Party to provide to it such Books and Records and other information it deems relevant to the resolution of the dispute, and to require any Party to answer questions that it deems relevant to the resolution of the dispute. All Books and Records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to all Parties. All disputes with respect to the application of accounting principles or to the mathematical calculation of Closing Date Net Working Capital will be resolved exclusively by the Accounting Firm. The determination of the Accounting Firm with respect to disputes to be resolved by it under this Section 1.3(c), absent manifest error and subject to the rights of the Parties under Article 7, will be final and binding upon the Parties. Closing Date Net Working Capital, as finally determined in accordance with this Section 1.3, is referred to as the “Final Closing Date Net Working Capital.”

Section 1.4    Closing. The consummation of the transactions contemplated by this Agreement (“Closing”) will take place at the offices of Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana 46204, at 10:00 a.m. local time on March 1, 2011 or, if longer, the second Business Day following the satisfaction or waiver of all of the conditions to the Closing set forth in Article 5 (other than conditions that can be satisfied only at Closing, which must be satisfied on the Closing Date, unless waived), or at any other place, time or date as may be mutually agreed by Buyer and Sellers' Representative (the “Closing Date”). The Closing Date will be deemed effective as of the start of the day on the Closing Date, unless otherwise agreed by Buyer and Sellers' Representative.

Section 1.5    Actions at Closing.

(a)At Closing, Buyer will deliver: (i) the Cash Payment Amount; (ii) the Escrow Amount; (iii) the NWC Holdback and (iv) any and all other agreements, certificates, instruments, consents, approvals and documents as may be reasonably required of Parent or Buyer under this Agreement from time to time.

(b)At Closing, Sellers will deliver to Buyer: (i) stock certificates representing the Shares duly endorsed in blank or accompanied by irrevocable stock powers duly endorsed in blank, in either case sufficient to transfer the Shares to Buyer; (ii) a certified copy signed by Sellers' Representative of Sellers' good faith estimate of Closing Date Net Working Capital, and (iii) any and all other agreements, certificates, instruments, consents, approvals and documents as may be reasonably required of Sellers, or any of them, under this Agreement from time to time, which in the case of VantagePoint Venture Partners and its Affiliates is limited to the delivery of stock certificates duly endorsed for transfer or irrevocable stock powers and the certificate referenced in Section 5.1(c).

(c)At Closing, Parent or Buyer will discharge or cause to be discharged the Closing Date Debt pursuant to pay-off letters and payment instructions in form and substance reasonably satisfactory to Buyer and delivered by Sellers' Representative at least two Business Days prior to Closing.

ARTICLE 2

Representations And Warranties Of Sellers

Sellers, jointly and severally, represent and warrant to Buyer (except that the representations and warranties set forth in Sections 2.1(c) and 2.11(a) that relate to a Seller are made on a several basis solely by such Seller with respect to itself) that, except with respect to any representation or warranty set forth below as set forth in the numbered schedule in the Disclosure Schedule which expressly correlates to such representation or warranty (e.g., Schedule 2.4 is the only schedule which would expressly correlate to Section 2.4), the below representations and warranties are true and correct in all respects.  With respect to the following representations and warranties, if a subject matter is addressed in more than one representation and warranty in Article 2, Buyer will only be entitled to rely upon the most specific representation and warranty addressing that matter; provided, however, that notwithstanding the foregoing to the contrary, the only schedule that may state any exception or information with respect to a particular representation or warranty is the schedule which expressly correlates to such representation or warranty (e.g., Schedule 2.4 is the only schedule which would expressly correlate to Section 2.4, but would include any cross references expressly set forth therein).

Section 2.1    Organization; Capitalization; Ownership.

(a)The Company and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the state of its incorporation. Copies of all Organizational Documents for the Company and each Subsidiary have been provided to Parent or Buyer, and such Organizational Documents include/reflect all amendments made thereto on or prior to the date of this Agreement and are correct and complete. The Company and each Subsidiary has the requisite corporate power and authority to conduct the Business as it is now being conducted, to own, lease and use the properties and assets that it purports to own, lease and use and to perform its obligations under all Applicable Contracts. The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. The states or other jurisdictions that the Company or a Subsidiary is currently qualified to do business as a foreign corporation are set forth in Schedule 2.1(a).

(b)As of the date of this Agreement, the authorized capital stock of the Company consists solely of 4,249,100 shares of Voting Common Stock, no par value, of which 173,046 are issued and outstanding, 3,824,190 shares of Non-Voting Common Stock, no par value, of which 1,557,411 are issued and outstanding and 1,611,730 shares of Series A Preferred Stock, no par value, of which 1,593,250 are issued and outstanding. As of the Closing Date, the issued and outstanding capital stock of the Company will be as set forth in Section 1.1. The Shares were (or, as applicable, will be) validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights of any Person. Except for rights and obligations under the Shareholder Agreements (all of which rights and obligations will be terminated simultaneously with the Closing), there is no Contract that requires the Company to sell, issue or purchase any capital stock of the Company, including any securities convertible into or exchangeable for any capital stock of the Company, and neither the Company nor any Subsidiary has outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan.

(c)Each Seller owns, beneficially and of record, his or its Shares free and clear of all Encumbrances (other than (i) any Encumbrances arising under the Shareholder Agreements and (ii) transfer restrictions arising under applicable securities laws, rules and regulations). Each Seller owns the number of Shares set forth next to his or its name on Exhibit 1.2(b). No Seller owns his or its Shares jointly with any other Person, and no other Person has any right to consent to or vote upon the transactions contemplated by this Agreement or any other Transaction Document or on any other matter (i.e., no third Person has been delegated or maintains voting rights with respect to such Shares). Except for rights and obligations under the Shareholder Agreements (all of which rights and obligations will be terminated simultaneously with the Closing), there is no Contract that requires any Seller to sell, issue or purchase any capital stock of the Company, including any securities convertible into or exchangeable for any capital stock of the Company. At Closing, each Seller will transfer to Buyer valid title to all of his or its Shares free and clear of all Encumbrances.

(d)Schedule 2.1(d) sets forth the authorized, issued and outstanding capital stock of each Subsidiary. The Company or a Subsidiary (as applicable) owns, beneficially and of record, all of the issued and outstanding capital stock of each Subsidiary free and clear of all Encumbrances (other than transfer restrictions arising under applicable securities laws, rules and regulations). All of the Former Subsidiaries within the past five years of the Company or a Subsidiary are identified on Schedule 2.1(d). The capital stock of each Subsidiary was validly issued, is fully paid and non‑assessable and was not issued in violation of any preemptive or similar rights of any Person. There is no Contract that requires the Company or any Subsidiary to sell, issue or purchase any capital stock of any Subsidiary, including any securities convertible into or exchangeable for any capital stock of a Subsidiary, and neither the Company nor any Subsidiary has outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan. Except for the Subsidiaries, neither the Company nor any Subsidiary owns or has any right to acquire any capital stock or other equity interest in any other Person. The Company or a Subsidiary owns, beneficially and of record, all of the outstanding capital stock of each Subsidiary free and clear of all Encumbrances. No third Person has been delegated or maintains voting rights with respect to, or ownership interest in, any of the capital stock of any Subsidiary.

Section 2.2    Financial Statements and Financial Matters.

(a)Copies of the audited consolidated financial statements of the Company and the Subsidiaries (including all footnotes thereto) at and for the fiscal years ended June 30, 2010 and June 30, 2009 have been provided to Parent or Buyer (the “Financial Statements”). The Financial Statements include the audited consolidated balance sheet of the Company and the Subsidiaries at June 30, 2010 (the “Balance Sheet”). Parent or Buyer has also been provided copies of the unaudited consolidated interim balance sheets and interim statements of income of the Company and the Subsidiaries at and for the six-month period ended December 31, 2010 (the “Interim Financial Statements”). The Financial Statements and Interim Financial Statements are accurate and complete in all material respects and present fairly in all material respects the consolidated financial condition of the Company and the Subsidiaries at the dates indicated and their consolidated results of operations for the periods then ended. The Financial Statements and Interim Financial Statements were prepared in accordance with GAAP (subject, in the case of the Interim Financial Statements, to year-end adjustments and any other adjustments described therein, the effect of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and to the absence of footnotes which, if presented, would not differ materially from those included in the Financial Statements).

(b)The Company and the Subsidiaries have no liabilities required under GAAP to be reflected on a balance sheet of the Company and/or any of its Subsidiaries or that would be required under GAAP to be reflected on a balance sheet of the Company and/or any of its Subsidiaries as at the date hereof, except for liabilities (i) reflected or reserved for in the balance sheet (or disclosed in any notes thereto) included in the Interim Financial Statements; or (ii) incurred in the Ordinary Course of Business since the date of such balance sheet which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)As of the Closing, except as set forth in Schedule 2.2, there will be no indebtedness or liabilities owing from any Seller to the Company or any Subsidiary or owing from the Company or any Subsidiary to any Seller.

Section 2.3    Compliance with Legal Requirements.

All material Governmental Authorizations necessary for the Company and the Subsidiaries to carry on the Business as now conducted are set forth in Schedule 2.3 and are in full force and effect. The Company and the Subsidiaries have filed all material reports required to be filed with any Governmental Body pursuant to those Governmental Authorizations or otherwise, and all such reports were, when filed, and are, as of the date hereof, complete and correct in all material respects. During all applicable statute of limitation periods (through and including the date hereof) relating to any Legal Requirements which are applicable to the Company or any of the Subsidiaries, the Company and the Subsidiaries have complied in all material respects with all such Legal Requirements (including, without limitation, with respect to the maintenance of all material Governmental Authorizations necessary for the Company and the Subsidiaries to carry on the Business as conducted during such period), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to, with or without notice or lapse of time, constitute or result, directly or indirectly, in a default under, a breach or violation of, or a failure to comply with any such applicable Legal Requirements in any material respect.

Section 2.4    Taxes.

(a)The Company and each Subsidiary or Former Subsidiary have filed on a timely basis (giving effect to extensions of time, if applicable) all Tax Returns that any of such Persons were required to file. Such Tax Returns disclose all Taxes required to be paid by the Company or any Subsidiary or Former Subsidiary for the periods covered thereby and all Taxes shown as due and owing by the Company or any Subsidiary on such Tax Returns have been paid. Except with respect to the taxable year ended June 30, 2010, neither the Company nor any Subsidiary or Former Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances for Taxes other than Permitted Encumbrances upon any of the properties or assets of the Company or any Subsidiary (including, without limitation, properties or assets leased by the Company or any Subsidiary). The Company and each Subsidiary and Former Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Forms W-2 and 1099 (and any similar or other forms relating to any jurisdictions outside of the United States) required with respect thereto have been properly completed and filed. Copies of all Tax Returns filed since June 30, 2007 have been made available to Parent or Buyer.

(b)There is no material dispute or claim concerning any Tax liability of the Company or any Subsidiary or Former Subsidiary either (i) claimed or raised by any Governmental Body in writing; or (ii) as to of which Sellers are aware based upon personal contact with any agent of such Governmental Body.

(c)No Tax Returns of the Company, a Subsidiary or a Former Subsidiary are the subject of audit. Neither the Company, any Subsidiary nor any Former Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)Neither the Company, any Subsidiary nor any Former Subsidiary is or has been a party to any Contract or Employee Benefit Plan that has resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of other applicable Legal Requirements with respect to Tax). Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing Contract. Neither the Company nor any Subsidiary (i) has been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, other than a group the common parent of which was the Company, or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Code Reg. §1.1502-6 (or any similar Legal Requirement), as a transferee or successor.

(e)Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

i.change in method of accounting for a taxable period ending on or prior to the Closing Date;

ii.“closing agreement” as described in Code §7121 (or any corresponding or similar provision of income Tax Legal Requirements) executed on or prior to the Closing Date;

iii.intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of income Tax Legal Requirements);

iv.installment sale or open transaction disposition made on or prior to the Closing Date; or

v.prepaid amount received on or prior to the Closing Date.

(f)Neither the Company nor any Subsidiary has, in the last six years, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(g)Neither the Company nor any Subsidiary is party to any Tax allocation, Tax sharing or similar agreement or arrangement on or prior to the Closing Date.

(h)The estimated unpaid Taxes of the Company and/or any of its Subsidiaries as of the date of the balance sheet included in the Interim Financial Statements are accrued or recorded on such balance sheet, the estimated unpaid Taxes of the Company and/or any of its Subsidiaries subsequent to such date are accrued or recorded in the Books and Records, and all unpaid Taxes of the Company and/or any of its Subsidiaries which are required to be or to have been accrued or recorded as aforesaid have been accrued and recorded in accordance with GAAP.

(i)Neither the Company nor any Subsidiary is or has been a party to any “reportable transaction” as defined in Code Section 6707A and Treasury Regulation Section 1.6011-4(b).

(j)This Section 2.4, together with Section 2.7 solely with respect to Tax matters concerning Employee Benefit Plans, contains the sole representations and warranties of Sellers with respect to Tax matters.

Section 2.5    Business Operations.

(a)Since the date of the Balance Sheet: (i) the operations and affairs of the Company and the Subsidiaries have been conducted in the Ordinary Course of Business; (ii) no Restricted Event has occurred; and (iii) no event or circumstance has occurred, and no action has been taken or has failed to have been taken, which would reasonably be expected to have a Company Material Adverse Effect.

(b)Neither any Seller nor any of their respective Affiliates is engaged, or is an owner, shareholder, creditor or agent of, or consultant or lender to, any Person engaged, in a business that acts as a supplier or purchaser of any goods or services to or from the Company or a Subsidiary or any part of which is in actual or potential competition with any business of the Company or a Subsidiary.

(c)Schedule 2.5(c) lists the 10 largest customers and 5 largest suppliers (by dollar volume) of the Company and the Subsidiaries (collectively) in terms of sales or purchases for the 12 months ended June 30, 2010; and for the period subsequent to June 30, 2010, on an annualized basis. To Sellers' Knowledge, neither the Company nor any Subsidiary has received notice of any termination or cancellation by any such customer or supplier of its business relationship with the Company or any Subsidiary or of any material reduction in the volume of business such customer or supplier does or will do with the Company or any such Subsidiary (whether prior or subsequent to the Closing Date or after giving effect to the transactions contemplated hereby), excluding customary reductions associated with the phase out of old products and the phase in of new products, and, to Sellers' Knowledge, no such termination, cancellation or reduction has been Threatened by any such customer or supplier, in each case, except where such termination, cancellation or reduction would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing to the contrary (including, without limitation the definition of the term Company Material Adverse Effect), any breach of the representation and warranty set forth above in this sentence relating to Best Buy / Magnolia's, Apple or New Advance will be deemed to have a Company Material Adverse Effect for purposes of Section 5.1(a) only.

(d)There are no material unresolved claims that have been submitted in writing to the Company or any Subsidiary seeking the return of any products manufactured or sold by the Company or any Subsidiary by reason of alleged overshipments, early or late shipments, defective delivery or defective product, and there is no Proceeding pending or to Sellers' Knowledge Threatened against the Company or a Subsidiary involving any product warranty claim which would reasonably be expected to have a Company Material Adverse Effect. None of the products manufactured or sold by the Company or any Subsidiaries or Former Subsidiaries have been the subject of a recall campaign mandated by any Governmental Body, there has been no Proceeding seeking such a recall commenced or to Sellers' Knowledge Threatened, and neither the Company nor any Subsidiary or Former Subsidiary has voluntarily recalled or withdrawn products to avert a recall campaign that would have been reasonably expected to be mandated by any Governmental Body if such Governmental Body were aware of the aspects/attributes of such recalled or withdrawn products. Except as set forth in Schedule 2.5(d), there has been no material uninsured liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered in the course of the conduct of the Business by any of them since July 1, 2007, and no such liability (including if arising on or prior to July 1, 2007) exists. To Sellers' Knowledge, there is no material liability for replacement, repair or other warranty liability in connection with any products manufactured, distributed or sold in the course of the conduct of the Business, in each case for which, on or subsequent to the Closing Date, Buyer or any of its Affiliates would be liable in excess of the aggregate amount, if any, of the warranty reserve set forth on the interim balance sheet which is a component of the Interim Financial Statements or, if greater, used in the calculation of Final Closing Date Net Working Capital.

(e)Neither the Company nor any Subsidiary has received in the last five years written notice of any unresolved claim of personal injury, death or property damage, or any unresolved claim for injunctive relief, in connection with any product manufactured or sold by the Company or a Subsidiary.

(f)Schedule 2.5(f) lists the names, account numbers and locations of all banks and other financial institutions at which the Company or a Subsidiary has an account or safe deposit box and the names of each Person authorized to draft on or have access to any such account or safe deposit box.

(g)Neither the Company nor any Subsidiary has (i) used any corporate or other funds of the Company or a Subsidiary for unlawful contributions, payments, gifts or gratuities, or made any unlawful expenditures relating to political or administrative activity to officials of a Governmental Body or to any other Person, or established or maintained any unlawful or unrecorded funds in violation of applicable Legal Requirements; (ii) accepted or received any unlawful contributions, payments, gifts or gratuities; or (iii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

Section 2.6    Employees.

(a)Neither the Company nor any Subsidiary, as applicable, has received prior to the date of this Agreement written notice from a Key Employee that such Key Employee intends to terminate his or her employment with the Company or a Subsidiary. All Key Employees of the Company or a Subsidiary based in the U.S. are either U.S. citizens or permanent resident aliens or are otherwise authorized to be lawfully employed in the United States. A copy of the current version of each policy manual and handbook provided to or governing the employees of the Company or any Subsidiary, and copies of the application forms currently being used by the Company or any Subsidiary in connection with the hiring of new employees, have been made available to Parent or Buyer.

(b)Neither the Company nor any Subsidiary is subject to any collective bargaining agreement or similar Contract. In the past six years, with respect to the Company or the Subsidiaries, there has not been, and to Sellers' Knowledge there is not now Threatened: (i) any strike, slowdown, picketing, work stoppage, lockout, union organizational activity or other labor dispute or Proceeding (excluding routine employee internal complaints, workers' compensation and similar routine employee claims); (ii) any application, complaint or charge filed by an employee with any Governmental Body; or (iii) any application, petition or demand for recognition or certification of a collective bargaining agent.

(c)Other than with respect to the Employee Benefit Plans or as provided in applicable employee manuals or handbook, neither the Company nor any Subsidiary is a party to any Contract with any present or former director, officer, employee, agent or consultant with respect to length, duration or conditions of employment or engagement (or the termination thereof), salaries, bonuses, compensation, deferred compensation (as defined in Code §409A or otherwise), health Insurance, severance, any other form of remuneration or otherwise.

(d)Neither the Company nor a Subsidiary has in the last three years effectuated a “plant closing” or “mass layoff” (as defined in the WARN Act) affecting any single site of employment (as defined in the WARN Act). None of the employees of the Company or any Subsidiary will have suffered an “employment loss” under the WARN Act in the six months prior to the Closing Date.

(e)The Company and each Subsidiary has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Bodies of the states or other jurisdictions where it is required to maintain such accounts.

Section 2.7    Employee Benefit Plans.

(a)Schedule 2.7(a) sets forth all Employee Benefit Plans. Copies of such Employee Benefit Plans have been made available to Parent or Buyer.

(b)The Company and each Subsidiary have complied in all material respects with their respective obligations under the Employee Benefit Plans. Each Employee Benefit Plan, and the administration of each Employee Benefit Plan, complies in all material respects, and has at all relevant times within the applicable statute of limitations periods complied in all material respects, with applicable Legal Requirements. To Sellers' Knowledge no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist has occurred with respect to any Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction described in Section 406 of ERISA or Code §4975 for which an exemption is not available.

(c)Each Employee Benefit Plan that is intended to be qualified under Code §401(a) has received a favorable determination or opinion letter from the IRS as to its qualified status under the Code, and each Employee Benefit Plan that is a funded welfare plan and that is intended to be exempt from federal taxation under Code §501(a) has received recognition of exemption from federal income taxation from the IRS. To Sellers' Knowledge, nothing has occurred since the date of such determination or recognition of exemption that would adversely affect the qualification of such Employee Benefit Plan or the tax exempt status of any related trust. Sellers have made available to Parent or Buyer copies of the following: (i) the most recent determination or opinion letter issued by the IRS with respect to each Employee Benefit Plan that is intended to be qualified under Code §401(a); and (ii) the two most recent Annual Reports (IRS Forms 5500 series) required to be filed with respect to each such Employee Benefit Plan.

(d)None of the Company, a Subsidiary or any of their respective predecessors or Affiliates has ever established, maintained or contributed to or otherwise participated in, or has or has had an obligation to establish, maintain, contribute to or otherwise participate in, or has any obligation or liability in connection with, any Multi-Employer Retirement Plan.

(e)None of the Company, a Subsidiary or any of their respective predecessors or Affiliates has any obligation to provide post-retirement medical benefits to any current or former director, officer or employee, or their survivors, dependents or beneficiaries, except as may be required by Code §4980B or

Part 6 of Title I of ERISA or applicable Legal Requirements concerning medical benefits continuation.

(f)None of the Company, a Subsidiary or any of their respective predecessors or Affiliates maintains or has ever maintained an Employee Benefit Plan that is subject to Title IV of ERISA.

(g)There is no Proceeding (other than routine claims for benefits) pending or to Sellers' Knowledge Threatened with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. To Sellers' Knowledge, neither any Employee Benefit Plan nor any fiduciary thereof is the subject of an audit, investigation or examination by any Governmental Body.

(h)The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, officer, employee or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any bonus or other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former director, officer or employee under an Employee Benefit Plan or otherwise.

Section 2.8    Real Property.

(a)The real property owned by the Company or a Subsidiary is set forth in Schedule 2.8(a) (“Owned Real Property”). The Company and each Subsidiary has good and marketable fee simple title to its Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. The Owned Real Property is not subject to any lease, tenancy, occupancy or similar Contract.

(b)The Company or a Subsidiary has a valid leasehold interest in the real property leased by it as identified in Schedule 2.8(b) (collectively, the “Real Property Leases” and, together with the Owned Real Property, the “Real Property”). A copy of each material Real Property Lease has been made available to Parent or Buyer. Except for the Real Property Leases, neither the Company nor any Subsidiary leases any real property.

(c)To Sellers' Knowledge, all buildings or improvements located on the Owned Real Property lie wholly within the boundaries of the Owned Real Property and do not encroach on any property owned by another Person, and no buildings or improvements owned by another Person encroach on any Owned Real Property. Neither the Owned Real Property nor to Sellers' Knowledge any Real Property Lease is the subject of any condemnation action and, to Sellers' Knowledge, there is no proposal under consideration by any Governmental Body to take or use any Real Property. The Real Property has access on a public way sufficient for current use.

Section 2.9    Certain Other Properties and Assets.

(a)All tangible properties and assets owned by the Company or a Subsidiary (other than the Owned Real Property which is addressed in Section 2.8) are free and clear of all Encumbrances other than Permitted Encumbrances. Schedule 2.9(a) lists as of the date of this Agreement each lease by the Company or a Subsidiary of material tangible property and assets (other than the Real Property Leases) (each, a “Personal Property Lease”). A copy of each such Personal Property Lease has been made available to Parent or Buyer. Except for inventory in transit, all material tangible properties and assets owned or leased by the Company or a Subsidiary are in the possession of the Company or such Subsidiary or at such other locations as are set forth in Schedule 2.9(a). All plant, property and equipment of the Company and of each Subsidiary is used or held for use by the Company and the Subsidiaries in the conduct of the Business. To Sellers' Knowledge, the material tangible personal property and assets of the Company or a Subsidiary are: (i) in good working order and repair (ordinary wear and tear excepted), and (ii) have been maintained in all material respects in the Ordinary Course of Business.

(b)Except as disclosed on Schedule 2.9(b), the inventory of the Company and the Subsidiaries (i) is in good and merchantable condition in all material respects, (ii) is valued on the Financial Statements and Interim Financial Statements in the manner set forth on Schedule 2.9(b), (iii) is owned by the Company or its Subsidiaries, as the case may be, free and clear of all Encumbrances other than Permitted Encumbrances, and (iv) is not, as of December 31, 2010, on consignment. A list of inventory of the Company and the Subsidiaries as of December 31, 2010, is set forth on Schedule 2.9(b). Also set forth on Schedule 2.9(b) are the locations of inventory of the Company and the Subsidiaries not in transit.

Section 2.10    Litigation. There are no Proceedings or Orders pending or imposed upon or, to Sellers' Knowledge, Threatened against, the Company or a Subsidiary which are material (individually or in the aggregate) in nature or amount.

Section 2.11    Authorization and Enforceability; No Conflict.

(a)Each of the Company and each Seller has full capacity, power and authority to enter into and perform the Transaction Documents to which such Person is a signatory and to carry out the transactions contemplated by such Transaction Documents. Each Transaction Document to which the Company or a Seller is a signatory is the valid and binding obligation of such Person and is enforceable against such Person in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Legal Requirements affecting the enforcement of creditors' rights generally and by general principles of equity.

(b)The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not: (i) contravene any Organizational Documents of the Company or a Subsidiary; (ii) subject to receipt of any required consent, approval or authorization set forth in Schedule 2.11(b), result in a breach of or constitute a default under any Applicable Contract required to be disclosed in reference to Section 2.12(a)(iv) or (v) or material Applicable Contract; (iii) violate any Legal Requirement or Order; (iv) accelerate any material liability of the Company or a Subsidiary or adversely modify terms of any such liability; (v) result in an Encumbrance other than a Permitted Encumbrance being created or imposed upon any property or asset of the Company or any Subsidiary; or (vi) except for filings under the HSR Act, require any Governmental Authorization. All material consents, approvals or authorizations of, or declarations, filings or registrations with, any Person which are required in connection with the execution, delivery or performance of the Transaction Documents or the consummation of the transactions contemplated thereby are set forth in Schedule 2.11(b).

Section 2.12    Applicable Contracts.

(a)Each of the following Applicable Contracts in effect as of the date of this Agreement is listed in Schedule 2.12(a), and copies of such Applicable Contracts have been made available to Parent or Buyer:

i.Any power of attorney or other similar Contract or grant of agency;

ii.Any Contract relating to the ownership of or investment in any business or enterprise, including investments in joint ventures, minority equity investments and similar Contracts;

iii.Any loan agreement, promissory note, letter of credit, advance or other evidence of indebtedness which will survive Closing, (b) any guarantee by the Company or any Subsidiary of the payment or performance of any non-Affiliate, and (c) any Contract to act as a surety for, or be contingently or secondarily liable for, the obligations of any non-Affiliate;

iv.Any material broker, agent, sales representative, dealer, distribution or similar Contract; provided that only dealers or distributors who purchased in excess of $250,000 of products from the Company or its Subsidiaries (on a net sales basis) during fiscal year 2010 are listed on Schedule 2.12(a);

v.Any Contract (excluding purchase orders issued or received in the Ordinary Course of Business) that is not terminable by the Company or a Subsidiary upon 90 days' or less notice without penalty and that requires more than $100,000 in annual payments be made by the Company or any Subsidiary;

vi.Any Contract with a Governmental Body;

vii.Any Contract prohibiting or restricting the Company or a Subsidiary from competing in any business or geographical area (excluding any exclusive territory grants in sales representative, dealer, distribution or similar Contracts);

viii.Any Real Property Lease;

ix.Any Contract containing a “most favorable nation” or other provision requiring adjustment of cost, pricing, priority or other terms or conditions of the Contract, in relation to (A) the terms or conditions of other Contracts of the Business or (B) the price or other terms or conditions for the provision of similar goods or services by a third party.

x.Any guarantee of any obligation of a third Person that would, directly or indirectly, be an obligation of Buyer;

xi.Any Contract between the Company or any Subsidiary and any Affiliate of the Company or any Subsidiary; and

xii.Any purchase orders issued by the Company or a Subsidiary outstanding as of January 21, 2011 involving purchases in excess of $100,000, and purchase orders received by the Company or a Subsidiary and unfilled as of January 28, 2011 (Buyer acknowledges that not all such orders will be filled in the Ordinary Course of Business).

(b)Each Applicable Contract required to be disclosed in response to/referenced in Section 2.12(a)(iv) or (v) and each other Applicable Contract material to the operation of the Business (including each Real Property Lease, each material Personal Property Lease and each Contract relating to material Intellectual Property Assets to which the Company or any Subsidiary is a party) is in full force and effect and is valid and enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Legal Requirements affecting the enforcement of creditors' rights generally and by general principles of equity. The Company or a Subsidiary, as applicable, and to Sellers' Knowledge, each other Person that is a party to each such Applicable Contract, has complied in all material respects with the terms of such Applicable Contract. To Sellers' Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably likely to contravene, conflict with or result in a violation or breach of, or give the

Company, a Subsidiary or any other Person the right to declare a default under, any such Applicable Contract.

Section 2.13    Insurance. The Company and its Subsidiaries maintain policies for fire, flood and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, as the Management Shareholders believe are reasonable for the conduct of the Business and the nature, quantity and value, as applicable, of the assets and liabilities of the Company and its Subsidiaries. Neither the Company nor any of the Subsidiaries has received notice of cancellation or non-renewal of any Insurance policy. To Sellers' Knowledge, the activities and operations of the Business have been conducted in a manner so as to conform in all material respects to the applicable provisions of the Insurance policies of the Company and its Subsidiaries. Schedule 2.13 lists the policies of Insurance (excluding self-insurance) covering the properties, assets, directors, officers, employees, products or operations of the Company or any Subsidiary. Copies of each such policy have been made available to Parent or Buyer. Each listed policy of Insurance is in full force and effect and will remain in full force through the Closing Date.

Section 2.14    Environmental Matters. Except as set forth in the phase I environmental reports identified in Schedule 2.14 or in any Environmental Documents made available to Parent or Buyer:

(a)the Company and each of the Subsidiaries (i) are being conducted, and have been conducted, within all applicable statute of limitations periods, in compliance with all applicable Environmental Laws in all material respects; and (ii) possess all Governmental Authorizations required under applicable Environmental Laws to operate the Business as currently operated;

(b)there are no Proceedings (whether adjudicatory, licensing or otherwise) pending or, to Sellers' Knowledge Threatened, in law or in equity, or under any administrative or regulatory authority, before any Governmental Body, by or against the Company, any of the Subsidiaries, the Real Property or any property owned or, to Sellers' Knowledge leased, for use in the Business involving any actual or alleged failure to comply with applicable Environmental Laws or any potential suspension, revocation, revision, limitation, restriction, termination or invalidation of any Governmental Authorization relating to the Environment;

(c)within the preceding five years, neither the Company nor any Subsidiary has received any notice of any Proceeding or any Order relating to the Company or any Subsidiary which relates to compliance with any Environmental Law or to investigation or storage, treatment, release, transportation, disposal or cleanup of any Hazardous Substance or Materials at any location, nor has the Company nor any Subsidiary been cited for any violation or potential violation of any Environmental Laws which remain unresolved;

(d)there are no Hazardous Substance or Materials at the Real Property or any property owned or leased for use in the Business, in violation of, or which would give rise to liability to or obligation to remediate by Buyer, the Company or any Subsidiary under, any Environmental Law;

(e)except as would not be reasonably expected to give rise to any Environmental Liability: (i) no Hazardous Material has been disposed of, spilled, leaked or otherwise released on the Real Property or, to Sellers' Knowledge, at any geologically or hydrologically adjoining property; (ii) no Hazardous Substance or Materials are present on or in the ambient air, surface water, ground water, land surface or surface strata at the Real Property (including any Hazardous Substance or Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Real Property or, to Sellers' Knowledge, such adjoining property, or incorporated into any structure therein or thereon), and (iii) no Hazardous Material is located in the soil, surface water or groundwater on or below the Real Property;

(f)except in compliance with applicable Environmental Laws: no Hazardous Substance or Materials are or have been generated, manufactured, treated, stored, transported, used, disposed of or otherwise handled by the Company or any Subsidiary either on or off of the Real Property, and there are no underground or above ground storage tanks or associated piping thereon (whether or not regulated and whether or not out of service, closed or decommissioned) and any such tanks that have been removed from the Real Property have been removed in accordance with applicable Environmental Laws;

(g)there is no condition affecting the Real Property which is in violation of any Environmental Law which would reasonably be expected to give rise to any Environmental Liability;

(h)neither the Company nor any Subsidiary has, during applicable statute of limitation periods, conducted activities on the Real Property involving the treatment, storage or disposal of Hazardous Substance or Materials except in compliance with Environmental Laws;

(i)to Sellers' Knowledge, no previous owner or tenant of the Real Property has spilled, disposed, discharged, emitted or released any Hazardous Substance or Materials into, upon or from the Real Property or into or upon the soil, ground or surface water thereof, nor has any previous owner or tenant of the Real Property violated any Environmental Law with respect to the Real Property;
(j)except for routine maintenance and repair, no capital expenditures by the Company, any Subsidiary or Buyer (following the Closing) will be required to establish or maintain compliance with any and all applicable Environmental Laws;

(k)neither the Company nor any Subsidiary has received any notice or other communication concerning any past, present or future events, actions or conditions which under present Legal Requirement may give rise to any liability of the Company, any Subsidiary or Buyer (following the Closing) relating to the presence of Hazardous Substance or Materials on the Real Property or on the real property of any Person;

(l)neither the Company nor any Subsidiary has an agreement with any Governmental Authority relating to any such environmental matter (excluding Environmental permits, if any) or any environmental or Hazardous Substance or Materials cleanup; and

(m)this Section 2.14 contains the sole representations and warranties of Sellers with respect to Environmental matters.

Section 2.15    No Broker's Fees. None of the Company, any Subsidiary, any Seller or anyone acting on any of their behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which the Company, a Subsidiary or Buyer will be liable other than such fees or commissions payable to Houlihan Lokey Howard & Zukin (for which Sellers will be solely responsible except to the extent paid prior to Closing or reflected in the Final Closing Date Net Working Capital calculation).

Section 2.16    No Other Representations or Warranties. Neither the Company nor any Seller has made, and will not be deemed to have made, any representation or warranty other than as expressly made by them in this Article 2. Without limiting the generality of the foregoing, except as expressly covered by a representation and warranty contained in this Article 2, neither the Company nor any Seller makes any representation or warranty with respect to any information or documents (financial or otherwise) made available to Parent or Buyer or their respective Representatives before or after the date of this Agreement.

Section 2.17    10b-5/Full Disclosure. To Sellers' Knowledge, no representation or warranty or other statement made by the Sellers in this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it is made, not misleading.

Section 2.18    Sufficiency of Assets. The assets, rights and properties of the Company and the Subsidiaries are all of the assets, rights and properties used or held for use in the conduct of the Business as presently conducted and as conducted in the preceding twelve calendar months and all of the assets, rights and properties necessary for the conduct of the Business as presently conducted and as conducted in the preceding twelve calendar months.

Section 2.19    Accounts Receivable. Except as set forth in Schedule 2.19, all of the Accounts Receivable are bona fide receivables arising from sales actually made to or services actually performed for third parties that are not Affiliates of the Company, are reflected on the books and records of the Company or a Subsidiary, as applicable, arose in the Ordinary Course of Business and the goods and services involved have been sold, delivered and performed to the account obligors, in all material respects, and no further material amount of goods are required to be provided and no material amount of further services are required to be rendered in order to complete the sales and fully render the services and entitle Buyer, the Company or a Subsidiary to collect the Accounts Receivable in full. Except for Permitted Encumbrances or as set forth in Schedule 2.19, there are no Encumbrances in respect of the Accounts Receivable and there is no right of offset against any of the Accounts Receivable and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable.

Section 2.20    Affiliate Transactions. Except as disclosed in Schedule 2.5(b) or Schedule 2.20, neither the Company nor any Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Company or a Subsidiary is a party (excluding any agreement or arrangement between or among the Company and one or more Subsidiaries).

Section 2.21    Intellectual Property.

(a)Schedule 2.21(a) contains a complete list of all Business Registered Intellectual Property owned by the Company or any of the Subsidiaries as of the date of this Agreement, specifying, as applicable, registration or application numbers, ownership and the relevant jurisdiction.  All Business Intellectual Property is either owned by the Company or a Subsidiary or is licensed by third parties to the Company or a Subsidiary, in either case free and clear of any Encumbrance other than a Permitted Encumbrance.

(b)Schedule 2.21(b) contains a list of each material Contract as of the date of this Agreement pursuant to which a third party has licensed software (other than generally available commercial software that is licensed on non-negotiable terms pursuant to open source, “shrinkwrap” or “clickwrap” license agreements) or has agreed to provide services (including material development, maintenance or other services) with respect to software used or held for use by the Company or a Subsidiary in the operation of the Business (the “Software Licenses”).

(c)Schedule 2.21(c) contains a list of each material Contract as of the date of this Agreement pursuant to which:

i.a third party has licensed to the Company or a Subsidiary Intellectual Property that is used exclusively in the Business  (excluding Contracts required to be listed in Schedule 2.21(b)) (the “In-bound Licenses”);

ii.any Person is licensed to use any Business Intellectual Property (the “Out-bound Licenses”); or

iii.any Intellectual Property has or will be developed, disclosed or conveyed by or for the benefit of the Company or a Subsidiary, which Intellectual Property is used or held for use in the Business (the “Development Agreements” and, together with the Software Licenses, In-bound Licenses and Out-bound Licenses, the “Intellectual Property Agreements”).

(d)Neither the Company nor any of the Subsidiaries is (and, to Sellers' Knowledge, no other party is) in material breach of or default under any Intellectual Property Agreement, and no event has occurred or condition exists that, with or without notice or lapse of time or both, would result in a material breach or a default under the Intellectual Property Agreements by the Company or a Subsidiary (or, to Sellers' Knowledge, any other party).

(e)Except as set forth in Schedule 2.21(e), (i) to Sellers' Knowledge, the conduct of the Business as presently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third party; (ii) no Proceeding is pending or, to Sellers' Knowledge, Threatened, against the Company or any of the Subsidiaries with respect to the infringement, misappropriation, dilution or violation of any Business Intellectual Property; (iii) to Sellers' Knowledge, neither the Company or any of the Subsidiaries has received any charge, complaint, claim, demand or notice alleging that the conduct of the Business, as presently conducted, infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property rights of any third party (including any claim that the Company or any of the Subsidiaries must license or refrain from using any Intellectual Property rights of any third party); and (iv) no Proceeding is pending or, to Sellers' Knowledge, Threatened which challenges the legality, validity, enforceability, use or ownership of any Business Intellectual Property.

(f)Except as set forth on Schedule 2.21(f), no Business Intellectual Property is subject to any outstanding Order or settlement that restricts the use thereof in the Business.

(g)All necessary filings have been made and all necessary registration, maintenance and renewal fees have been paid to the relevant authorities and registrars in connection with the Business Registered Intellectual Property for the purposes of maintaining such Business Registered Intellectual Property through the Closing Date.

(h)To Sellers' Knowledge, no third party is interfering with, infringing upon, misappropriating, diluting or otherwise violating any Business Intellectual Property.

(i)To Sellers' Knowledge, the Business IT Systems (i) are free of all known viruses, worms, trojan horses, and other contaminants and do not contain any bugs, errors, or problems that, in each case, would be expected to disrupt the operation of the Business or impact the operation of the Business in any material respect, (ii) have not, to Sellers' Knowledge, been subject to a material security or firewall breach, penetration or intrusion by an unauthorized Person, and (iii) do not contain Intellectual Property rights licensed to the Company or one or more of the Subsidiaries pursuant to a GNU General Public License or similar “open source” license.

Section 2.22    Closing Date Debt.    A description of the Closing Date Debt to be paid at Closing is set forth on Schedule 2.22.

ARTICLE 3

Representations And Warranties Of parent and Buyer

Parent and Buyer, jointly and severally, make the following representations and warranties to Sellers.

Section 3.1    Organization and Good Standing. Parent is a Delaware corporation and Buyer is a Delaware limited liability company, each duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization, with full corporate or company power and authority (as applicable) to conduct its business as it is now being conducted and to own and use its properties and assets.

Section 3.2    Authorization and Enforceability; No Conflict.

(a)Parent and Buyer each has all requisite power and authority to enter into and perform the Transaction Documents to which it is a signatory and to carry out the transactions contemplated by such Transaction Documents. Each Transaction Document to which Parent or Buyer is a signatory is binding upon Parent or Buyer, as applicable, and is enforceable against Parent or Buyer, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Legal Requirements affecting the enforcement of creditors' rights generally and by general principles of equity. The execution, performance and delivery by Parent and Buyer of each Transaction Document to which Parent or Buyer is a signatory has been duly authorized, approved and adopted by Parent and Buyer.

(b)The execution, delivery and performance by Parent and Buyer of the Transaction Documents and the consummation by Parent and Buyer of the transactions contemplated thereby will not: (i) contravene any Organizational Documents of Parent and Buyer; (ii) result in a breach of any provision of, or constitute a default under, any Contract of Parent or Buyer; (iii) violate any Legal Requirement or Order; or (iv) except for filings under the HSR Act, require any Governmental Authorization.

Section 3.3    Investment Intent. Buyer is acquiring the Shares for investment and not with a view to any resale or distribution thereof.

Section 3.4    Sufficient Funds. Buyer will have available on the Closing Date cash or, pursuant to its then existing credit facilities or commitments, sufficient funds, to pay the Cash Payment Amount and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate the transactions contemplated hereby. Buyer has delivered to Sellers true, complete and correct copies of (i) fully executed commitment letters (the “Debt Financing Commitments”) in respect of the debt amounts set forth therein (the “Debt Financing”). The Debt Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent or Buyer (as applicable), the lender parties thereto and the other parties thereto in accordance with the terms and conditions thereof for so long as they are in full force and effect.  Except for the January 29, 2011 amendment, none of the Debt Financing Commitments has been amended or modified (except with the consent of Sellers' Representative not to be unreasonably withheld), and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Buyer under any Debt Financing Commitment and assuming neither Sellers nor the Company are in material breach of this Agreement, neither Parent nor Buyer has any reason to believe that they will be unable to satisfy on a timely basis any term or condition of Closing to be satisfied by it in any of the Debt Financing Commitments on or prior to the Closing.  There are no precedent conditions related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Financing Commitments.  There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Financing Commitments.

Section 3.5    Solvency. At and immediately following Closing, subject to the accuracy of the representations and warranties made by Sellers to Buyer under the Transaction Documents (both as of the date hereof and as of the Closing Date), Parent, Buyer, the Company and the Subsidiaries, taken as a whole, will not (a) be insolvent (either because their financial condition is such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on existing debts as they mature), (b) have unreasonably small capital with which to engage in their business, or (c) have incurred debts beyond their ability to pay as they become due.

Section 3.6    Inspection. Each of Parent and Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies as contemplated hereunder. Each of Parent and Buyer has undertaken such investigation and, subject to the accuracy of the representations and warranties made by Sellers to Buyer under the Transaction Documents (both as of the date hereof and as of the Closing Date), has been provided with and has evaluated such documents and information, as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Subject to the accuracy of the representations and warranties made by Sellers to Buyer under the Transaction Documents (both as of the date hereof and as of the Closing Date), Parent and Buyer and their respective Representatives have no reason to believe they have not received all materials relating to the Company and the Subsidiaries that they have requested or have not been afforded the opportunity to obtain additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Sellers hereunder or to otherwise evaluate the merits of the transactions contemplated by this Agreement and the other Transaction Documents. Subject to the accuracy of the representations and warranties made by Sellers to Buyer under the Transaction Documents (both as of the date hereof and as of the Closing Date), each of Parent and Buyer acknowledges that Sellers have given Parent and Buyer and their respective Representatives access to the key employees, documents and facilities of the Company and the Subsidiaries. Subject to the accuracy of the representations and warranties made by Sellers to Buyer under the Transaction Documents (both as of the date hereof and as of the Closing Date), the Company, the Subsidiaries and their respective Representatives have answered all inquiries that Parent and Buyer and their respective Representatives have made concerning the Company, the Subsidiaries or otherwise relating to the Business and the transactions contemplated by this Agreement and the other Transactions Documents.

Section 3.7    No Broker's Fees. Neither Parent, Buyer nor anyone acting on Parent's or Buyer's behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Sellers (or if Closing does not occur, Sellers, the Company or any Subsidiary) will be liable.

ARTICLE 4

Covenants And Agreements

The Parties covenant and agree as follows:

Section 4.1    Conduct Pending Closing.

(a)From the date of this Agreement to the Closing Date, the Company will (and the Management Shareholders will cause the Company to), and will (and the Management Shareholders will cause the Company to) cause the Subsidiaries to, conduct their respective operations and affairs in the Ordinary Course of Business and exercise commercially reasonable efforts to preserve intact their respective business organization, personnel and goodwill, except in either case for actions taken with Buyer's prior written consent or to prepare for the consummation of the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, neither the Company nor any Subsidiary will, without the prior written consent of Buyer, which will not be unreasonably withheld or delayed:

i.terminate, amend in any material respect, or waive any material rights under any Applicable Contract;

ii.enter into or adopt any collective bargaining agreement with any labor union or similar organization, except as required by Legal Requirements;

iii.enter into or amend in any material respect any employment or consulting agreement with any employee or consultant;

iv.make or revoke any material tax election, settle or compromise any material Tax liability or materially amend any Tax return that would reasonably be expected to have an adverse effect on the Business;

v.permit any of the Insurance policies to expire, or to be canceled or terminated, unless a comparable Insurance policy reasonably acceptable to Buyer is obtained and put in effect;

vi.adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or otherwise permit the corporate existence of any of such Persons or the material rights or franchises or any license, permit or authorization under which the Business operates, to be suspended, lapsed or revoked;

vii.sell, assign, abandon, allow to lapse, transfer, license, or dispose of, in whole or in part, any Business Intellectual Property, except in the Ordinary Course of Business; or

viii.perform, permit to occur or suffer to exist any Restricted Event.

(b)From the date of this Agreement to the Closing Date, Sellers and the Company will not, and will cause their respective Affiliates to not, directly or indirectly, enter into or continue any negotiations, discussions or Contracts contemplating or relating to the acquisition by any Person other than Parent and Buyer of all or any part of the Shares or other securities, or of any properties or assets of, the Company or a Subsidiary (regardless of the form of the transaction, but excluding sales of inventory and miscellaneous assets in the Ordinary Course of Business), or furnish to any person other than Parent and Buyer any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that would reasonably be expected to relate to any such acquisition.

Section 4.2    Access to Information. From the date of this Agreement to the Closing Date, upon reasonable notice, and subject to restrictions contained in any confidentiality agreements to which the

Company or any Subsidiary is subject, the Company and each Subsidiary will provide to Buyer, its Representatives, Buyer's lenders (i.e., the financial institutions which are the subject of Section 3.4) and their Representatives during normal business hours reasonable access to all Books and Records, personnel (subject to the Company's prior approval and opportunity to be present), properties (except that no phase 2 environmental testing or other Environmental Action will be performed), contracts and other financial, operating and other data and information of the Company and the Subsidiaries or the Business (in a manner so as to not unreasonably interfere with the normal business operations of the Company or any Subsidiary). All Books and Records and other information furnished to or obtained by Parent or Buyer will be treated as confidential information pursuant to the terms of the Confidentiality and Non-Disclosure Agreement (the “CNDA”) between the Company and Parent dated September 10, 2010, the provisions of which are incorporated herein by reference, which CNDA will terminate upon Closing.

Section 4.3    Efforts; Notice; Further Assurances

(a)Each of Parent, Buyer, each Management Shareholder and the Company will use their respective reasonable best efforts to fulfill the conditions required to be fulfilled by it to bring about the timely consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including with respect to the filings and responses to inquiries under the HSR Act. Parent will cause the pre-merger notification report required under the HSR to be filed on or before February 7, 2011, and will request early termination of the waiting period thereunder. Each of Parent, Buyer, each Management Shareholder and the Company will give prompt notice to the other of the occurrence of any event or the failure of any event to occur that could reasonably be expected to preclude or interfere with the satisfaction of any condition precedent to the obligations of any Party under this Agreement or the timely consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that no such notice will modify a Party's termination rights in Article 6 or its indemnification rights under Article 7. After Closing, each of Parent, Buyer and the Sellers' Representative will take all reasonable actions, execute and deliver all such further reasonable documents and do all other reasonable acts and things as the other may reasonably request to carry out and document the intent of this Agreement and the other Transaction Documents. Each Management Shareholder and the Company shall provide such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer, but neither will have any responsibility for any resulting actions or inactions by third Persons.

(b)Each of Parent, Buyer, the Company and the Management Shareholders will, if required:

i.to the extent permitted by applicable Legal Requirements, promptly inform each other of any material communication received by such party from any Governmental Body with jurisdiction over the enforcement of any applicable antitrust Laws (“Governmental Antitrust Authority”); and

ii.take promptly all other actions and do all other things reasonably necessary and proper to avoid, resolve or eliminate each and every impediment under any antitrust Legal Requirements that may be asserted by any Governmental Antitrust Authority or any other party to the consummation of Buyer's consummation of the transactions contemplated hereby in accordance with the terms of this Agreement and the other Transaction Agreements.

(c)Notwithstanding anything contained in this Agreement, neither Parent, Buyer or the Company nor any of their Affiliates will be required to:

i.dispose of, hold separate, or transfer any of its assets, businesses or interests;

ii.alter the conduct of its business in any material respect;

iii.other than customary filings fees, make any payments other than those reasonable in amount and reasonably incidental to the conduct of proceedings before Governmental Bodies;

iv.discontinue any of its operations or business, wind-up or liquidate any of its related entities, or cause any of its related entities to be wound up or liquidated; or

v.agree to do any of the foregoing.

Section 4.4    Restrictive Covenants. In consideration of the consummation of the transactions contemplated by this Agreement and other valuable consideration:

Section 4.4.1    Non-Competition and Non-Interference of Mr. Fred Klipsch.

(a)    Acknowledgements by Mr. Fred Klipsch. Mr. Klipsch acknowledges that: (i) Parent would not cause Buyer to purchase Shares from Mr. Klipsch unless Mr. Klipsch agrees to the terms of this Section 4.4.1; (ii) the information to be disclosed to Mr. Klipsch and the services to be performed by Mr. Klipsch under his employment agreement are of a special, unique, extraordinary and intellectual character; (iii) the Company and Parent compete with other businesses that are located in the Market Jurisdictions; (iv) the restricted period of time and the geographic limitations set forth herein are reasonable in view of the nature of the business in which the Company and Parent are engaged and Mr. Klipsch's knowledge of the Company's and Parent's operations Mr. Klipsch has gained and will gain by virtue of Mr. Klipsch's position; (v) this limited restriction is not an attempt to prevent Mr. Klipsch from obtaining other employment in violation of Indiana Code § 22-5-3-1; and (vi) the provisions of this Section 4.4.1 are reasonable and necessary to protect the Company's and Parent's business.

(b)    Covenants of Mr. Klipsch. In consideration of the acknowledgments by Mr. Klipsch, and in consideration of the payments, compensation and benefits to be paid or provided to Mr. Klipsch under this Agreement or, following the Closing, by the Company and Parent, Mr. Klipsch covenants that Mr. Klipsch will not, directly or indirectly:

(i)    for a period of five years from the Closing, except in the course of Mr. Klipsch's employment by the Company or Parent, directly or indirectly, in a competitive capacity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Mr. Klipsch's name or any similar name to, lend Mr. Klipsch's credit to or render services or advice to, or plan or prepare to do any of the foregoing with any business whose products or activities compete in whole or in part with the Business in any Market Jurisdiction; provided, however, that Mr. Klipsch may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under § 12(g) of the Securities Exchange Act of 1934, as amended.

(ii)    for a period of five years from the Closing, directly or indirectly, interfere with, solicit, employ or otherwise engage, as an employee, independent contractor or otherwise, any Person who is or was an employee of the Company or its Affiliates at any time during the last two years that Mr.

Klipsch is employed by the Company or in any manner induce or attempt to induce any employee of the Company or its Affiliates to terminate his or her employment with the Company or its Affiliates; or in a competitive capacity, interfere with the Company's or its Affiliates' relationship with any Person, including, but not limited to, any Person who at any time during the period that Mr. Klipsch is employed by the Company or its Affiliates was a customer, contractor or supplier of the Company or its Affiliate; or

(iii)    disparage the Company or Parent or its Affiliates or their respective shareholders, board of directors, members, managers, officers, employees or agents (contesting a matter as Sellers' Representative will not be deemed disparagement for purposes of the foregoing).

If any term, provision or covenant in this Section 4.4.1 is held to be unreasonable, arbitrary or against public policy, a court may limit the application of such term, provision or covenant or modify such term, provision or covenant and proceed to enforce this Section 4.4.1 as so limited or modified, which limited or modified term, provision or covenant will be effective, binding and enforceable against Mr. Klipsch.

The period of time applicable to any covenant in this Section 4.4.1 shall be extended by the duration of any actual or threatened violation by Mr. Klipsch of such covenant.

Mr. Klipsch shall, while the covenant under this Section 4.4.1 is in effect, give notice to the Company and Parent, within ten (10) days after accepting any other employment, of the identity of Mr. Klipsch's new employer. The Company and Parent may notify such employer that Mr. Klipsch is bound by this Agreement and, at the Company's or Parent's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

Section 4.4.2    Non-Competition and Non-Interference by the Other Management Shareholders.

(a)    Acknowledgements by the Management Shareholders Other than Fred Klipsch (“Other Management Shareholders”). Other Management Shareholders acknowledge that: (i) Parent would not cause Buyer to purchase Shares from the Other Management Shareholders unless they agree to the terms of this Section 4.4.2; (ii) the information to be disclosed to Other Management Shareholders and the services to be performed by Other Management Shareholders under their respective employment agreements or as employees of their respective employers are of a special, unique, extraordinary and intellectual character; (iii) the Company and Parent compete with other businesses that are located in the Market Jurisdictions; (iv) the restricted period of time and the geographic limitations set forth herein are reasonable in view of the nature of the business in which the Company and Parent are engaged and Other Management Shareholders' knowledge of the Company's and Parent's operations Other Management Shareholders has gained and will gain by virtue of Other Management Shareholders' position; (v) this limited restriction is not an attempt to prevent Other Management Shareholders from obtaining other employment in violation of Indiana Code § 22-5-3-1; and (vi) the provisions of this Section 4.4.2 are reasonable and necessary to protect the Company's and Parent's business.

(b)    Covenants by the Other Management Shareholders. In consideration of the acknowledgments by Other Management Shareholders, and in consideration of the payments, compensation and benefits to be paid or provided to Other Management Shareholders under this Agreement or, following the Closing, by the Company and Parent, Other Management Shareholders covenants that Other Management Shareholders will not, directly or indirectly:

(i)    for a period of thirty (30) months from the Closing, except in the course of Other

Management Shareholders' employment by the Company or Parent, directly or indirectly, in a competitive capacity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Other Management Shareholders' name or any similar name to, lend the Other Management Shareholders credit to or render services or advice to, or plan or prepare to do any of the foregoing with any business whose products or activities compete in whole or in part with the Business in any Market Jurisdiction; provided, however, that Other Management Shareholders may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under § 12(g) of the Securities Exchange Act of 1934, as amended.

(ii)    for a period of 30 months from the Closing, directly or indirectly, interfere with, solicit, employ or otherwise engage, as an employee, independent contractor or otherwise, any Person who is or was an employee of the Company or its Affiliates at any time during the last two years that the respective Other Management Shareholder was employed by the Company or in any manner induce or attempt to induce any employee of the Company or its Affiliates to terminate his or her employment with the Company or its Affiliates; or in a competitive capacity interfere with the Company's or its Affiliates' relationship with any Person, including, but not limited to, any Person who at any time during the period that the respective Other Management Shareholder was employed by the Company was a customer, contractor or supplier of the Company or its Affiliates; or

(iii)    disparage the Company or Parent or its Affiliates or their respective shareholders, board of directors, members, managers, officers, employees or agents.

If any term, provision or covenant in this Section 4.4.2 is held to be unreasonable, arbitrary or against public policy, a court may limit the application of such term, provision or covenant or modify such term, provision or covenant and proceed to enforce this Section 4.4.2 as so limited or modified, which limited or modified term, provision or covenant will be effective, binding and enforceable against Other Management Shareholders.

The period of time applicable to any covenant in this Section 4.4.2 shall be extended by the duration of any actual or threatened violation by Other Management Shareholders of such covenant.

Other Management Shareholders shall, while the covenant under this Section 4.4.2 is in effect, give notice to the Company and Parent, within ten (10) days after accepting any other employment, of the identity of Other Management Shareholder's new employer. The Company and Parent may notify such employer that Other Management Shareholder is bound by this Agreement and, at the Company's or Parent's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

Section 4.4.3. From the date of this Agreement and forever afterward, each Management Shareholder will not, and will cause such Management Shareholder's Affiliates not to, directly or indirectly, use or disclose to any Person any non-public information of or relating to the Business, the Company or a Subsidiary, except in connection with, and to the extent necessary to use or disclose in, any Proceeding subject to Article 7 or if required to do so by applicable Legal Requirements or legal process (provided that he or it makes a reasonable effort to notify Buyer before complying with the applicable Legal Requirements or legal process to enable Buyer to seek an appropriate protective order), and except to the extent that such information enters the public domain through no fault of a Management Shareholder or any Affiliate of a Management Shareholder. Notwithstanding anything contained herein or in the Nondisclosure Agreement attached as Exhibit 4.4 to the contrary, VantagePoint Venture Partners, on behalf of itself and its Affiliates (including those Affiliates party to this Agreement, reinstates and agrees to be bound by such Nondisclosure Agreement, and agrees that the restrictions therein relating to VantagePoint Venture Partners or any of its Affiliates shall apply to all such Persons for a period of three years from the date of this Agreement.

Section 4.5    Public Announcements. The Parties will, and will cause their respective Affiliates and Representatives, for the period from and after the date hereof and ending at Closing in the case of all Parties hereto, and for the period from and after Closing in the case of each of the Sellers, to, maintain the confidentiality of this Agreement unless otherwise publicly disclosed and will not, and will cause their respective Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of Parent, Buyer, the Sellers' Representative or any Seller, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Legal Requirements or by the rules of any applicable self-regulatory organization, in which event such Party will use commercially reasonable efforts to allow the other Parties reasonable time to comment on such press release or public announcement in advance of its issuance.

Section 4.6    Sellers' Representative.

(a)Sellers hereby irrevocably make, constitute and appoint Fred S. Klipsch (the initial “Sellers' Representative”) as their true and lawful attorney-in-fact on behalf of Sellers to: (i) receive notices and communications pursuant to this Agreement and the other Transaction Documents; (ii) administer this Agreement and the other Transaction Documents, including the resolution of any disputes or claims; (iii) make determinations to settle any dispute as to the calculation of the Purchase Price; (iv) resolve, settle or compromise claims for indemnification asserted against Sellers pursuant to Article 7; (v) assert claims for indemnification under Article 7 and resolve, settle or compromise any such claim; and (vi) take other action specifically authorized by this Agreement.

(b)If Sellers' Representative is of the opinion that he requires further authorization or advice from Sellers on any matters concerning this Agreement, Sellers' Representative is entitled to seek such further authorization from Sellers prior to acting on their behalf. In such event and on any other matter requiring or permitting Sellers to vote in this Section 4.6, each Seller will have a number of votes equal to the Shares owned by that Seller immediately prior to Closing and the authorization of a majority of such Shares will be binding on all Sellers and will constitute authorization by all Sellers.

(c)Parent and Buyer will be fully protected in dealing with Sellers' Representative with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and may rely upon the authority of Sellers' Representative to act as the agent of Sellers for the purposes set forth herein under this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. The appointment of Sellers' Representative is coupled with an interest and will be irrevocable by any Seller in any manner or for any reason. This power of attorney will not be affected by the disability or incapacity of the principal pursuant to any applicable Legal Requirement. Sellers' Representative will have no individual liability to Parent or Buyer under this Agreement arising from his actions as Sellers' Representative.

(d)If at any time there is more than one Sellers' Representative, any act of Sellers' Representative

will require the act of a majority of Sellers' Representatives. Any Sellers' Representative may resign from his capacity as a Sellers' Representative at any time by written notice delivered to the other Sellers and to Parent and Buyer. If at any time there is no person acting as a Sellers' Representative for any reason, Sellers will promptly designate a new Sellers' Representative and notify Parent and Buyer in writing of such determination. Following the time that Parent and Buyer are notified that there is no Sellers' Representative and until such time as a new Sellers' Representative is designated as provided herein and Parent and Buyer are so notified in writing, Sellers will collectively act as Sellers' Representative, with decisions made in the manner specified in Section 4.6(b).

(e)Fred S. Klipsch, as the initial Sellers' Representative, acknowledges that he has carefully read and understands this Section 4.6, hereby accepts such appointment and designation, and represents that he will act in his capacity as Sellers' Representative in compliance with and conformance to the provisions of this Section 4.6.

(f)Sellers' Representative will not be liable to Sellers for any error of judgment or any act done or action taken or omitted by him or for any mistake in fact or Legal Requirement, or for anything that he may do or refrain from doing in connection with this Agreement or the other Transaction Documents, except for his own gross negligence, bad faith or willful misconduct. Sellers' Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the other Transaction Documents or his duties hereunder or thereunder, and he will incur no liability to Sellers and will be fully protected with respect to any action taken, omitted or suffered by him in good faith in accordance with the opinion of such counsel.

(g)Any expenses incurred by Sellers' Representative in connection with the performance of his duties under this Agreement (including any fees and expenses of legal counsel retained by Sellers' Representative) will not be the personal obligations of Sellers' Representative but will be payable and will be promptly paid or reimbursed first out of the Sellers' Representative Fund established pursuant to subsection (h) below, and then by Sellers pro rata in accordance with their respective Share ownership as set forth on Exhibit 1.2(b).

(h)Prior to Closing, Sellers' Representative may designate in writing that up to $500,000 of the Cash Payment Amount otherwise payable to Sellers be deposited into one or more accounts for the sole benefit of Sellers, and Parent and Buyer will abide by such direction.

Section 4.7    Termination of Shareholder Agreements, etc. The Company and Sellers hereby agree that the Shareholder Agreements, and all rights and obligations thereunder, will be terminated without further action effective contemporaneously with the Closing; and each party thereto hereby releases each other party thereto from all obligations thereunder effective as of the Closing without further action. Effective as of Closing, each Seller hereby releases, without further action, any and all claims against the Company or any Subsidiary as of the date of Closing arising from or relating to any acts, omissions, facts or circumstances existing on or prior to Closing, except (as applicable) with respect to unpaid compensation for services rendered, vested employee benefits, rights under the Transaction Documents and rights to indemnification under existing agreements or the Organizational Documents of the Company or any Subsidiary.

Section 4.8    Assignment of Rights; Reimbursement. To the extent Sellers pay a Buyer Indemnified Party for the full amount of a claim to the extent due under Article 7, Parent, Buyer, the Company, a Subsidiary or any or all of them, as applicable, will assign to Sellers' Representative on behalf of Sellers to the fullest extent allowable its or their rights and causes of action against other Persons with respect to such claim to the extent of such amount, or in the event assignment is not permissible, allow Sellers' Representative on behalf of Sellers to pursue such claim, at their expense, in the name of Parent, Buyer, the Company or a Subsidiary, as applicable. Sellers will be entitled to retain all recoveries for their own accounts made as a result of any such action. Parent and Buyer will provide, and cause the Company or a Subsidiary, as applicable, to provide, reasonable assistance to Sellers' Representative in prosecuting any such claim, including making their Books and Records relating to such claim available to Sellers' Representative and their Representatives and making their employees available for interview, testimony and similar assistance, all at the sole cost and expense of the Sellers (provided that Sellers shall pay Buyer in advance, or reimburse Buyer, for the expense of the same, upon Buyer's demand). If Parent or any of its Affiliates (including Buyer, the Company or a Subsidiary) recovers from another Person any part of a claim that has previously been paid by Sellers pursuant to Article 7, Parent or Buyer will promptly remit to Sellers the amount of such recovery, without regard to the time limitations described in Section 9.1, to the extent of indemnification payments received by any Buyer Indemnified Party, less any Adverse Consequences with respect to such claims not paid as a result of Section 7.3(b).

Section 4.9    Records Retention. Parent will preserve until the seventh anniversary of the Closing Date the Books and Records of the Company and the Subsidiaries. After the Closing Date, Parent will provide Sellers and their Representatives with reasonable access to the pre-Closing Books and Records, and Sellers and their Representatives will have the right to make copies of the pre-Closing Books and Records at their expense.

Section 4.10    Certain Tax Matters.

(a)If the Company or a Subsidiary becomes subject to audit or other review by the IRS or any other Governmental Body relating to Taxes with respect to periods prior to the Closing Date, Parent or Buyer will promptly notify Sellers' Representative of such audit or review. Sellers' Representative, Parent and Buyer will reasonably cooperate with each other in responding to any such audit or review. Parent and Buyer will permit Sellers' Representative on behalf of Sellers to participate in the audit or review.

(b)Neither Parent, Buyer nor any Affiliate will make any election under Code §338 or any similar Legal Requirement in connection with the transactions contemplated by this Agreement.

(c)Without the prior written consent of Buyer, between the date of this Agreement and Closing, neither the Company nor any Subsidiary will make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing Contract, settle any Tax claim relating to the Company or any Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim relating to the Company or any Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, Contract, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any Subsidiary existing on the Closing Date.

(d)The Tax Returns of the Company and its Subsidiaries for the Tax year ending on the Closing Date will be prepared in a manner consistent with the treatment of items in determining Final Closing Date Net Working Capital and the Final Cash/Tax Differential.

Section 4.11    Employee Benefit Matters. From the Closing Date to the first anniversary of the Closing Date, Parent will cause Buyer will provide employees of the Company and the Subsidiaries with compensation that is no less favorable than the compensation (including with respect to opportunities for bonuses) provided to such employees immediately prior to the Closing Date and with employee benefits that are no less favorable in the aggregate than those provided under the Employee Benefit Plans as of the Closing Date. From and after the Closing Date, Buyer will, and will cause the Company and each Subsidiary to, grant all employees credit for any service with the Company or any Subsidiary earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program or Contract that may be established or maintained by Buyer, the Company or any Subsidiary on or after the Closing Date (the “New Plans”). Buyer will (x) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (y) cause any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any New Plan. Nothing contained herein, express or implied, is intended to confer upon any employee of the Company or any Subsidiary any right to continued employment for any period or constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan.

Section 4.12    Financing.

(a)Without limiting Sellers' and the Company's obligations under this Agreement, Parent and Buyer each acknowledges and agrees that none of Sellers, the Company nor any of their Affiliates have any responsibility for any financing that Buyer may raise in connection with the transactions contemplated hereby. Any offering materials and other related documents prepared by or on behalf of or utilized by Parent or Buyer or their respective Affiliates and financing sources, in connection with Parent's or Buyer's financing activities in connection with the transactions contemplated hereby, that include any information provided by the Sellers, the Company or any of their Affiliates, including any offering memorandum, banker's book or similar document used, or any other written offering materials used (collectively, “Offering Materials”), in connection with any debt or securities offering or other such Parent or Buyer financing will include a conspicuous disclaimer to the effect that none of the Sellers, the Company nor any of their Affiliates have any responsibility for the content of such document and disclaim all responsibility therefor and will further include a disclaimer with respect to the Sellers, the Company and their Affiliates in any oral disclosure with respect to such financing.

(b)Parent and Buyer will use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Financing Commitments, (ii) enter into definitive financing agreements with respect to the Debt Financing and Debt Financing Commitments, so that such agreements are in effect as promptly as practicable but in any event no later than on the Closing Date, and (iii) consummate the Debt Financing at the Closing. Parent will provide to Sellers and the Company copies of all final documents relating to the Debt Financing and will keep Sellers and the Company fully informed of material developments in respect of the financing process relating thereto. Prior to the Closing, Parent will not agree to, or permit, any amendment or modification of, or waiver under, the Debt Financing Commitments or other final documentation relating to the Debt Financing which would reduce the maximum borrowing amount or delay funding past March 1, 2011 or reduce the likelihood of consummating the Debt Financing, without the prior written consent of Sellers' Representative (such consent not to be unreasonably withheld).

(c)If any of the Debt Financing or the Debt Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, Parent will (i) promptly notify the Sellers' Representative of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts to promptly arrange for alternative financing (which will be in an amount sufficient to pay for Purchase Price and the transactions contemplated herein from other sources) to replace the financing contemplated by such expired or terminated commitments or agreements.

Section 4.13    Pre-Closing Distribution. Immediately preceding Closing, the Company will make a distribution on its equity (after giving effect to the options to be exercised as contemplated in this Agreement) in the amount equal to the Estimated Cash/Tax Differential, if a positive number.

Section 4.14    Bonus Payments. Accrued bonuses as of the Closing Date will be paid within 75 days following the Closing Date and allocated among the designated recipients pursuant to the direction of Sellers' Representative.

ARTICLE 5

Conditions To Obligation To Close

Section 5.1    Conditions to Obligation of Buyer. Parent and Buyer's obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Parent or Buyer at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Buyer in its sole discretion, in whole or in part):

(a)Without regard to any reference to “Company Material Adverse Effect” or other materiality qualification contained therein, the representations and warranties set forth in Article 2 of this Agreement, individually and collectively, must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date as if made again on the Closing Date, except (i) for any representation or warranty made as of a specific date or for a particular period, which must be accurate as of such specific date or for such particular period and (ii) as would not reasonably be expected to have, individually or collectively, a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 2.1, 2.11(a) and 2.20 must be true and correct in all material respects;

(b)Sellers and the Company must have performed and complied in all material respects with their respective covenants and obligations under this Agreement required to be performed or complied with by them prior to Closing;

(c)Sellers and the Company must have delivered to Buyer, in a form reasonably acceptable to Buyer, (i) a certificate dated as of the Closing Date certifying that the conditions set forth in Sections 5.1(a) and (b) have been satisfied and (ii) the resignation of Sellers (as designated by Buyer) as directors and officers of the Company and the Subsidiaries;

(d)There must not be any non-appealable Order pending or Legal Requirement enacted since the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement;

(e)From and after the date hereof to immediately preceding the Closing, Fred S. Klipsch, Michael F. Klipsch, T. Paul Jacobs, Frederick L. Farrar, David Kelley must have remained in the active employ of the Company or a Subsidiary, and as of Closing, such Persons must not have repudiated their respective employment agreements signed in contemplation of, and to become effective at, the consummation of the transactions contemplated by this Agreement;

(f)The waiting period under the HSR Act must have expired or been terminated; and

(g)Since the date of the Balance Sheet there must not have occurred a Company Material Adverse Effect, and the Parties agree that any material loss of business from or Threatened material loss of business with Best Buy/Magnolia's, Apple or New Advance will be deemed a Company Material Adverse Effect for purposes of this Section 5.1(g)).

Section 5.2    Conditions to Obligation of Sellers. Sellers' obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Sellers at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Sellers' Representative, in whole or in part):

(a)The representations and warranties set forth in Article 3 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made again on the Closing Date, except for any representation or warranty made as of a specific date or for a particular period, which must be accurate in all material respects as of such specific date or for such particular period;

(b)Parent and Buyer must have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed or complied with by it prior to Closing;

(c)Parent and Buyer must have delivered to Sellers, in form reasonably acceptable to Sellers, a certificate dated as of the Closing Date certifying that the conditions set forth in Sections 5.2(a) and (b) have been satisfied;

(d)There must not be any non-appealable Order pending or any Legal Requirement enacted since the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement; and

(e)The waiting period under the HSR Act must have expired or been terminated.

ARTICLE 6

Termination

Section 6.1    Termination Events. This Agreement may be terminated by mutual written consent of Buyer and Sellers' Representative or by written notice given before or at Closing:

(a)by Buyer or Sellers (acting through Sellers' Representative), if a breach of this Agreement has been committed by the other (which includes in the case of Sellers, any breach by the Company), which breach constitutes a failure of a condition contained in Article 5, and which has not been waived or cured, within 20 days following receipt of written notice of such breach, to the reasonable satisfaction of the non-breaching Party;

(b)by Buyer or Sellers (acting through Sellers' Representative), if Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2011 or such later date as Buyer and Sellers' Representative may agree in writing; or

(c)at any time by Buyer or Sellers (acting through Sellers' Representative), if (i) any Governmental Body has issued a final non-appealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) a Legal Requirement is enacted after the date of this Agreement preventing the consummation of the transactions contemplated by this Agreement.

Section 6.2    Effect of Termination. If this Agreement is properly terminated pursuant to Section 6.1, (i) all further obligations of the Parties to consummate the transactions contemplated by this Agreement and all obligations of the Parties under this Agreement will terminate, except that those set forth in the last sentence of Sections 4.2, 9.8 and 9.12 will survive any termination; (ii) there will be no liability or obligation on the part of any Party or any of its Affiliates or Representatives, except with respect to any breach of the last sentence of Section 4.2 or any intentional or bad faith breach of any provision of this Agreement, or any breach by Parent or Buyer of Section 3.4 or failure to have consummated the Debt Financing other than as a result of a breach by any or all of Sellers or the Company of any of the representations, warranties, covenants or agreements of any of such Persons contained in this Agreement which cause any condition described in Section 5.1 not to be satisfied; and (iii) each Party irrevocably waives and releases any other claim which may otherwise exist upon such termination. For purposes of this Section 6.2, an “intentional breach” means an action that a Party intended to take, with the knowledge that such act would be a breach of this Agreement.

ARTICLE 7

Indemnification

Section 7.1    Indemnification and Reimbursement by Sellers.

(a)Sellers, jointly and severally, except to the extent provided in subsection (b) below, will indemnify Buyer and its Affiliates, and their respective officers, directors, employees, successors and assigns (each, a “Buyer Indemnified Party”) for all Adverse Consequences arising from (i) a breach by Sellers (or any of them) of their representations and warranties in this Agreement (excluding any breach of the representations and warranties addressed in clause (b) below), (ii) a breach by the Company of its covenants and agreements in this Agreement to be performed prior to the Closing or (iii) the Covered Items (subject to the limitations set forth in Section 7.3(b), and irrespective of matters disclosed in the Disclosure Schedule or correctness or accuracy the representations and warranties made hereunder (i.e., the fact that a representation or warranty with respect to a Covered Item is not breached does not limit Buyer's right to indemnity with respect thereto)). Any indemnification obligations arising under this Section 7.1(a) will be satisfied solely through the application of funds comprising the Escrow Fund in accordance with the Escrow Agreement.

(b)Each Seller will severally indemnify the Buyer Indemnified Parties and each other Seller for all Adverse Consequences arising from a breach by such Seller of his or its representations or warranties set forth in Sections 2.1(c) and 2.11(a) of this Agreement and from a breach by such Seller of his or its covenants or agreements in this Agreement. Any indemnification obligations to a Buyer Indemnified Party arising under this Section 7.1(b) will be satisfied solely through the application of funds comprising the Escrow Fund in accordance with the Escrow Agreement; provided, however, that notwithstanding anything contained herein to the contrary, no indemnification obligations to a Seller arising under this Section 7.1(b) may be satisfied through the application of funds comprising all or any portion of the Escrow Fund.

Section 7.2    Indemnification and Reimbursement by Parent and Buyer. Parent and Buyer, jointly and severally, will indemnify Sellers, their Affiliates and their respective officers, directors, employees, successors and assigns for all Adverse Consequences arising from a breach by Parent or Buyer of their respective representations, warranties, covenants or agreements in this Agreement.

Section 7.3    Certain Limitations.

(a)Basket. A Buyer Indemnified Party will have no right to recover amounts under Section 7.1 until the aggregate amount of Adverse Consequences incurred or suffered by the Buyer Indemnified Parties exceeds $850,000 in the aggregate (the “Basket”), and then the Buyer Indemnified Parties may only recover that amount by which Adverse Consequences exceed in the aggregate the Basket; provided, however, that the Basket shall not apply to any breach by Sellers of Section 2.4 and Section 2.7 (solely as it relates to Tax matters), each Seller's obligation to make payments to effect Purchase Price adjustments under Article 1, or the Covered Items or the obligations of Sellers in respect of the same as set forth in this Article 7, or any adjustments that may be required in respect of the calculation of Closing Date Debt or Final Cash/Tax Differential.

(b)Liability Cap. The liability of Sellers under this Article 7 will in no event exceed the amount available in Escrow Fund. This provision does not limit a Party's rights to specific performance or injunctive relief or with respect to actual fraud. In addition, in no event will the liability of Sellers under this Article 7 exceed: $1,000,000 in the case of the failure of the Company or any Subsidiary to pay sales Taxes (including with respect to the failure to have timely obtained sales Tax exemption certificates, but excluding retail sales Taxes addressed in the succeeding clause); $350,000 in the case of the failure of the Company or any Subsidiary to pay retail sales Taxes; $100,000 in the case of claims by any Governmental Body for unclaimed property Taxes; $250,000 in the aggregate in the case of the cost of transfer pricing studies, the fees, costs and expenses of professional and advisors, and Taxes, fees and expenses, arising out of the Denmark Tax audit, state tax/capital Tax issues, the China Tax audit, Canadian transfer pricing issues, sales Tax promotional materials, the non-filing of foreign reporting, Michigan SBT, Philadelphia business privilege Tax Returns and/or Netherlands Tax Returns; and in connection with the Circuit City preference claim, $1,650,000 (including defense and defense related fees, costs and expenses) (all such matters, the “Covered Items”).

(c)Mutual Limitations.

i.No Party will be obligated to indemnify any other Person with respect to any claim to the extent the relevant Adverse Consequences result from the passing of or change in any Legal Requirement or any accounting policy, principle or practice after the Closing Date or any increase in Tax rates in effect on the Closing Date, if and only if the change or increase has retroactive effect and such retroactive effect is the sole cause of the relevant Adverse Consequences. A Buyer Indemnified Party will not be entitled to indemnification for any Adverse Consequence resulting from Parent, Buyer or an Affiliate filing a Tax Return taking a position for Tax purposes that is inconsistent with a position taken on a Tax Return that was filed on or before Closing unless the position taken in such Tax Return filed on or before Closing did not comply with applicable Legal Requirements at the time such Tax Return was filed; provided, however, that the preceding sentence will not apply to any Covered Items.

ii.A Buyer Indemnified Party will not be entitled to indemnification under this Article 7 for Adverse Consequences to the extent caused or aggravated by acts or omissions by Parent, Buyer or any of its Affiliates following the Closing Date that are in violation of common law mitigation principles or this Agreement.

iii.For purposes of calculating Adverse Consequences arising from a breach of a Seller's representations and warranties in Article 2, but not for purposes of determining whether such a breach exists, limitations or qualifications as to “materiality” (including, without limitation, the word “material”) or to Company Material Adverse Effect will not be given effect.

iv.The right to indemnification under this Article 7 will not be affected by any knowledge (actual, constructive or otherwise) of, or acquired (or capable of being acquired) at any time by, any Party, whether before, at or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any of the representations, warranties or other provisions contained in this Agreement or any of the other Transaction Documents; provided that Sellers will not be required to indemnify a Person with respect to any breach of representations or warranties if the operative facts or circumstances constituting the breach were actually known by a Parent Knowledge Person prior to the execution of this Agreement but were not actually within Sellers' Knowledge as of the execution of this Agreement.

v.To avoid duplication, in no event shall a Party be liable for any breach or inaccuracy of representation or warranty or breach or non-fulfillment of any covenant under this Agreement or any other Transaction Document if and to the extent that Indemnified Party's Adverse Consequences arising from such breach, inaccuracy or non-fulfillment were included in the calculation of the purchase price adjustment which is the subject of Section 1.3. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, Sellers will not be required to indemnify any Person for any Adverse Consequences relating to environmental matters that are caused by or arise from actions voluntarily taken by Parent, Buyer or any Affiliate following the Closing which are not in compliance with applicable Legal Requirements, but Sellers will be required to indemnify a Buyer Indemnified Party for any Adverse Consequences relating to environmental matters (to the extent obligated to do so under Section 7.1(a)) that are caused by or arise from actions voluntarily taken by Parent, Buyer or any Affiliate following the Closing in connection with an actual capital improvement or asset repair project on any Real Property made in good faith and not for the purpose of invoking this exception. Following Closing Parent and Buyer will not cause or permit any Environmental Action to be performed at or near any Real Property unless (A) Sellers' Representative gives prior written consent to the performance of the Environmental Action or (B) Buyer or an Affiliate is required to perform the Environmental Action by a final order of a Governmental Body with appropriate jurisdiction over such matters, or (C) the Environmental Action is routine testing that is required by the terms of any environmental permit held by the Company or a Subsidiary and necessary for operation of the Business on the Real Property. Adverse Consequences arising with respect to environmental matters for which indemnification is required under Section 7.1(a) will be limited to investigatory, corrective or remedial actions that are required under Environmental Laws and that are conducted in the most cost-effective manner, assuming continued industrial use of the subject property and employing risk-based standards and institutional controls.

vi.Without limiting Buyer's right to control, Buyer and Sellers' Representative will reasonably cooperate with each other with respect to the defense and settlement of the pending Circuit City matter to minimize the Company's liability and maximize its recovery of its unsecured claims. The amount indemnifiable with respect to such claim will be net of any recoveries actually received from the bankruptcy estate. If any amounts are paid from the Escrow Fund with respect to such claim and subsequently the Company or an Affiliate recovers any amount on its unsecured claims, Buyer will cause such amounts, to the extent of any such payments from the Escrow Fund, to be deposited into the Escrow Fund or, if no longer in existence, paid to Sellers' Representative for the benefit of Sellers.

vii.Any amounts recovered in the Ultimate bankruptcies (including Ultimate or its Affiliates) by the Company or any Subsidiary, to the extent of any reserves therefor or write-offs thereof reflected in the determination of Final Closing Date Net Working Capital, net, without duplication, (A) preference amounts paid to Ultimate and of third party costs of defense (re preference claims if any) or collection, (B) Taxes relating to any recovery of the same by the Company or any Subsidiary and (C) the amount attributable thereto in clause (b) of the definition of Cash/Tax Differential included in the calculation the Final Cash/Tax Differential, will promptly be paid to Sellers.

Section 7.4    Indemnification Procedures.

(a)Third-Party Proceedings.

i.Promptly after receipt by a Person entitled to be indemnified under this Article 7 (an “Indemnified Party”) of notice of the commencement of a Proceeding against it, such Indemnified Party will, if a claim for indemnification is to be made under this Article 7, give prompt notice to the Party or, with respect to claims against the Company, to Sellers' Representative, of the commencement of such Proceeding. Such notice must identify the matter for which indemnification is sought, state the estimated amounts of the claim if then reasonably determinable and state the basic facts underlying the claim to the extent then known. The failure to timely notify the appropriate Party will not affect a Person's rights to indemnification except to the extent that the defense of such action was materially prejudiced by the Indemnified Party's failure to provide timely notice.

ii.A Party required to provide indemnification hereunder or, in the case of any claim for indemnification under Section 7.1(a), Sellers (acting through Sellers' Representative), will be entitled to participate in any such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding. Following an assumption of defense by a Party hereunder, there will be no liability for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with such Proceeding. If a Party assumes the defense of a Proceeding, no compromise or settlement of the underlying claims may be effected by it without the Indemnified Party's consent, which will not be unreasonably withheld or delayed, unless the sole relief provided is monetary damages that are paid in full or otherwise provided for by a Party concurrently with the compromise or settlement. If a Party assumes the defense of a Proceeding, the Indemnified Party will not settle such Proceeding; provided, however, that the Indemnified Party will have the right to settle any such Proceeding without consent if the Indemnified Party first waives any right to indemnity under this Agreement with respect to such Proceeding or any related matter. Without impairing an Indemnified Party's right to seek indemnification, if a Party entitled to assume the defense of a Proceeding does not elect to assume the defense of such Proceeding, the terms of any settlement of the Proceeding by the Indemnified Party will not be binding for purposes of establishing such Party's indemnification obligations with respect to such Proceeding absent consent to such settlement in writing.

iii.The assumption of the defense by a Party will not constitute an admission of responsibility to indemnify or in any manner impair or restrict that Party's rights to later seek to be reimbursed for its costs and expenses if indemnification with respect to the matter was not required. A Party entitled to assume the defense hereunder may elect to assume such defense at any time during the pendency of the matter, even if initially it did not elect to assume the defense, so long as the assumption of such defense at such later time would not materially and irreparably prejudice the rights of the Indemnified Party. If a Party properly elects to assume the defense of a matter but subsequently determines in good faith that indemnification of such matter is not required under this Article 7, such Party may elect to transfer the defense back to the Indemnified Party in a manner that would not materially and irreparably prejudice the rights of the Indemnified Party.

iv.Except to the extent it would cause a waiver of a privilege, each Party will make available to the other Parties and the other Parties' Representatives all of his or its Books and Records and, as applicable, employees relating to a third-party Proceeding, and each Party will render to the other assistance as may be reasonably required in order to insure the proper and adequate defense of such third-party Proceeding.

v.Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a Person not a Party to this Agreement against any Indemnified Party for purposes of litigating a claim that an Indemnified Party may have under this Agreement against a Party with respect to such Proceeding or the matters alleged therein (including its right to indemnification).

(b)Other Claims. A claim for indemnification for any matter not involving a third-party Proceeding must be asserted by written notice to Parent and Buyer, if indemnification is sought against Buyer, or to Sellers' Representative, if indemnification is sought against the Company or Sellers, identifying the matter for which indemnification is sought, the estimated amounts of the claim if then reasonably determinable and the basic facts underlying the claim to the extent then known.

Section 7.5    Adjusted Purchase Price. Any payment of a claim for indemnification under this Article 7 will be accounted for as an adjustment to the Purchase Price.

Section 7.6    Exclusive Remedy. Except in the case of actual fraud or a Party's right to seek specific performance or other equitable relief, this Article 7 constitutes the sole and exclusive remedy of the Parties with respect to any matters arising under or with respect to this Agreement. Following the Closing, without limiting the availability of injunctive relief and except in the case of actual fraud (which may be maintained against the perpetrator of such fraud only), the sole recourse of a Buyer Indemnified Party for any breach of the representations, warranties, covenants or agreements of Sellers set forth in this Agreement is to make a claim against the Escrow Fund. Amounts remaining in the Escrow Fund upon its expiration will be paid to Sellers as provided herein or in the Escrow Agreement. For greater certainty, no Seller makes any representation, warranty, covenant or agreement in connection with, or related to, the Company, its Business, this Agreement, the transactions contemplated hereby or otherwise, except those representations, warranties, covenants or agreements which such Seller has expressly made in this Agreement or in any of the other Transaction Documents. Except for actual fraud perpetrated by such Seller and without limiting the availability of injunctive relief, and except with respect to the Escrow Fund, no Seller shall be liable to the Buyer Indemnified Parties for any damage or other remedy arising out of, in connection with or related to this Agreement or the transactions contemplated hereby, or any representation warranty, covenant or agreement contained herein.

ARTICLE 8

Definitions

For purposes of this Agreement, the following terms have the meanings specified in this Article 8:

“Accounting Firm” has the meaning set forth in Section 1.3(c) of this Agreement.

“Accounts Receivable” means all accounts receivable of the Business as of the Closing Date.

“Adverse Consequence” means any loss, cost, liability or reasonable expense (including reasonable legal and other professional fees and costs), in each case net of any Tax Benefits actually available to and third-party recoveries actually received by, including insurance proceeds actually received by, and that actually reduces the overall impact of the Adverse Consequences upon, the relevant Indemnified Party; provided, however, Adverse Consequence does not include: (a) special, punitive or exemplary damages, except to the extent any such Adverse Consequences are found by a court of competent jurisdiction to be owed to a third party; or (b) Adverse Consequences based on a “multiple of profits” or other similar damage calculation methodology. For avoidance of doubt, Adverse Consequences which are recurring in nature are to be included in the computation of Adverse Consequences under this Agreement.

“Affiliate” means any shareholder, director or officer of a Person; the spouse of a Person; any direct heir or descendant of a Person if the Person were not living; and any Person in which any of the foregoing has a direct or indirect equity or voting interest, except through ownership of less than 5% of the outstanding shares of any Person whose securities are listed on a national securities exchange or traded in the national over-the-counter market.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Contract” means any Contract in effect as of the date of this Agreement under which the Company or any Subsidiary is bound.

“Balance Sheet” has the meaning set forth in Section 2.2(a) of this Agreement.

“Basket” has the meaning set forth in Section 7.3(a) of this Agreement.

“Books and Records” includes all data, documents, ledgers, databases, books, records, business plans, records of sales, customer and supplier lists, files, Contracts and Organizational Documents.

“Business” has the meaning set forth in the second paragraph of this Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Legal Requirements to be closed in the State of New York.

“Business Intellectual Property” shall mean all Intellectual Property owned by or licensed to the Company or a Company Affiliate and used or held for use in connection with the Business.

“Business IT Systems” shall mean all computer systems and networks, including all hardware, equipment, software, data, databases, and Internet websites and content therein, owned by, licensed to or leased by the Company or a Company Affiliate that are used or held for use in connection with the Business.

“Business Registered Intellectual Property” shall mean all Registered Intellectual Property existing as of the date hereof or the Closing Date included in the Business Intellectual Property.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Party” has the meaning set forth in Section 7.1(a).

“Calculation Principles” has the meaning set forth in Section 1.3(c) of this Agreement.

“Cash Payment Amount” has the meaning set forth in Section 1.2(a) of this Agreement.

“Cash/Tax Differential” means the difference between (a) cash on hand (i.e., cash in the bank(s) of the Company or a Subsidiary as of the Closing Date (e.g., cash which is not withdrawn by or paid or distributed to any of the Sellers or any other Person)), and (b) without duplication, the Company's and its Subsidiaries' consolidated accrued income Tax liabilities as of the Closing Date (net of Tax refunds reflected on the Company's or its Subsidiaries' Books and Records as of February 28, 2011 with respect to Klipsch Group Europe, B.V.), adjusted to reduce the amount of the Closing Date consolidated accrued net income Tax liabilities to the amount that would result if all accrued expense items and reserves (including with respect to Ultimate) included in the determination of Final Closing Date Net Working Capital determined in accordance with GAAP. For the avoidance of doubt, a sample calculation of the income Tax liabilities which are the subject of clause (b) above is attached hereto as Exhibit 8.1. Cash proceeds received or to be received by the Company or offset against the Cash Payment Amount in discharge of the Options Notes will deemed cash on hand as of the Closing Date, provided such proceeds are received immediately subsequent to Closing.

“Closing” has the meaning set forth in Section 1.4 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.4 of this Agreement.

“Closing Date Debt” means the outstanding indebtedness to JPMorgan Chase Bank, N.A., and all other indebtedness for borrowed funds (including, without limitation, capital lease obligations) of the Company or any Subsidiary as of the Closing Date, whether owing to a Seller, to any Affiliate or to any other Person.

“Closing Date Net Working Capital” has the meaning set forth in Section 1.3(b) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Material Adverse Effect” means any event, circumstance, change, effect or condition that is, or would reasonably be expected to be, materially adverse to (i) the financial or other condition, assets, liabilities, capitalization, Business or results of operations of the Company and the Subsidiaries taken as a whole, or (ii) the ability of Sellers and the Company to consummate the transactions contemplated hereby; provided, however, that none of the following changes will constitute, or will be considered in determining whether there has occurred, and no event, circumstance, change, effect or condition resulting from or arising out of (but only to the extent resulting form or arising out of) any of the following will constitute, a Company Material Adverse Effect: (a) the announcement of the execution of this Agreement or any other Transaction Document or the intended consummation of the transactions contemplated herein or therein (including any Threatened or actual impact on any relationship with any customer, vendor, supplier, distributor, landlord or employee of the Company or any Subsidiary (including the Threatened or actual termination, suspension, modification or reduction of such relationships)); (b) the failure of the Company or any Subsidiary to meet any estimate of revenues, earnings or other financial projections, performance measures or operating statistics;

(c) any act or omission of Parent, Buyer or any of their respective Affiliates or any of their respective Representatives after the date of this Agreement and prior to the Closing Date other than actions or omissions which are in accordance with the provisions of this Agreement or any of the other Transaction Documents or which are with the consent of the Sellers' Representative or Company; (d) any condition or change in economic conditions generally affecting the economy or the industries in which the Company or any Subsidiary operates, to the extent that such changes/conditions do not affect the Company disproportionately; (e) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency, war or the occurrence of any military or terrorist attack on the United States or any of its territories, possessions, offices or military installations, to the extent that such changes/conditions do not affect the Company disproportionately; (f) any condition affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) to the extent that such changes/conditions do not affect the Company disproportionately; (g) any change in any Legal Requirements, Orders, GAAP or interpretations thereof, to the extent that such changes/interpretations do not affect the Company disproportionately; (h) any event, occurrence or circumstance constituting a Company Material Adverse Effect and which is disclosed in the Disclosure Schedule and with respect to which the Company Material Adverse Effect (but for the provisions/exclusion of this clause (h)) relating to the same is readily apparent; and (i) the taking by Sellers or the Company of any action required by this Agreement or the other Transaction Documents, including the completion of the transactions contemplated hereby and thereby.

“Contract” means any agreement or contract that is legally binding.

“Covered Items” has the meaning set forth in Section 7.3(b) of this Agreement.

“Debt Financing” has the meaning set forth in Section 3.4 of this Agreement.

“Debt Financing Commitments” has the meaning set forth in Section 3.4 of this Agreement.

“Disclosure Schedule” means the schedules delivered in connection with this Agreement which (a) set forth the information specifically described in certain of the representations and warranties contained in Article 2 of this Agreement, and (b) set forth exceptions or qualifications to the representations and warranties contained in Article 2 of this Agreement.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other employee benefit, program, plan, policy, Contract (other than statutory or Tax-based programs such as workers' compensation or social security), including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation which is maintained or contributed to by the Company or a Subsidiary for the benefit of current consultants, directors or employees of the Company or a Subsidiary (or their respective beneficiaries).

“Encumbrance” means any charge, claim, community property interest, equitable interest, mortgage, lien, option, warrant, purchase right, pledge, security interest, right of first refusal, marital or community property interest or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air or protected plant and wild-life.

“Environmental Action” means any testing, sampling, analysis, digging, boring, removal of soil, relocation of soil or preparation of baseline environmental assessments relating to the Environment or the Real Property.

“Environmental Document or Documents” means: (a) any environmental study, evaluation or investigation relating to the property, assets or operations of the Company or any Subsidiary, including (i) any Phase I or Phase II (or subsequent phases) studies and investigations, (ii) and including documents and information related to any improvements or buildings on the Real Property, and (iii) any testing, sampling, analysis, digging, boring, removing soil, relocating of soil or preparation of baseline environmental assessments relating to the Environment or the Real Property; (b) consent agreements, inspection reports, letters and notices of violation and related correspondence with any Governmental Body; (c) free product recovery reports, monitoring well assessments and related correspondence and materials; and (d) other correspondence or memoranda describing any release of Company and or Subsidiary products or raw materials used to make Company or Subsidiary products.

“Environmental Law” means any Legal Requirement designed to: (a) notify Governmental Bodies, employees or the public of intended, Threatened or actual releases of any Hazardous Substance or Material in violation of environmental permits or other applicable Legal Requirements; (b) prevent, regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances or Materials into the Environment; (c) reduce the quantities, prevent the release and minimize Hazardous Substances or Materials that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances or Materials; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to public health or the Environment when used or disposed of; or (f) provide for or require the cleanup of Hazardous Substances or Materials that have been released to the Environment without a permit or otherwise in violation of Legal Requirements.

“Environmental Liability” means any Adverse Consequence to the Company or a Subsidiary arising from or relating to any violation of or liability under any Environmental Law with respect to acts or omissions of the Company or a Subsidiary occurring on or before the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means, initially, a national banking association selected by the Sellers' Representative prior to Closing (subject to the approval of Buyer, such approval not to be unreasonably withheld) and at all times, the “Escrow Agent” as defined in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 1.2(a) of this Agreement.

“Escrow Amount” has the meaning set forth in Section 1.2(a) of this Agreement.

“Escrow Fund” means the Escrow Amount.

“Estimated Cash/Tax Differential” means Sellers' good faith written estimate following consultation with Parent of the Cash/Tax Differential delivered to Parent at least two Business Days prior to Closing.

“Estimated Closing Date Net Working Capital” means Sellers' good faith written estimate following consultation with Parent of Closing Date Net Working Capital delivered to Parent at least two Business Days prior to Closing and calculated using the Calculation Principles.

“Estimated Closing Date Net Working Capital Adjustment” means the amount by which Estimated Closing Date Net Working Capital is greater or less than the Target Amount.

“Final Cash/Tax Differential” means the Cash/Tax Differential as finally determined applying the same timeline and the objection and dispute resolution procedures set forth in Sections 1.3(b) and 1.3(c) with respect to determining Final Closing Date Net Working Capital thereunder.

“Final Closing Date Net Working Capital” has the meaning set forth in Section 1.3(c) of this Agreement.

“Financial Statements” has the meaning set forth in Section 2.2(a) of this Agreement.

“Financing” has the meaning set forth in Section 3.4 of this Agreement.

“Former Subsidiaries” mean all direct or indirect past or present subsidiaries of the Company, other than the Subsidiaries.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods covered thereby in respect of the Financial Statements.

“Government Antitrust Authority” has the meaning set forth in Section 4.3(b)(i).

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority; or (f) organization or association that sponsors, authorizes or conducts any arbitration Proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.

“Hazardous Substance or Material” means (a) any substance, waste or material that is controlled or regulated by any Environmental Law, including oil, petroleum or derivatives thereof; or (b) any substance that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the Environment or public health, including polychlorinated biphenyls, asbestos and asbestos containing materials; provided, however, that Hazardous Substance or Material will not include typical office supplies (ie: printer/copier toner cartridges, inks, correction fluids, etc.), cleaning supplies (ie: furniture polish/wax, detergents, soaps, sanitizers, glass cleaners, etc.) or personal care items (ie: cosmetics, medicines, perfumes, colognes, deodorants, fragrances, fingernail polishes, etc.) or naturally occurring substances (e.g. mineral deposits, metal ores, fossilized plants and animals, etc.).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

"In-bound Licenses" shall have the meaning set forth in Section 2.21.

“Indemnified Party” has the meaning set forth in Section 7.4(a)(i) of this Agreement.

“Insurance” means all forms of insurance, including liability, crime, fidelity, life, fire, product liability, workers' compensation, health, director and officer liability and other forms of insurance maintained by the Company or a Subsidiary.

“Intellectual Property” shall mean all Marks; inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications, patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; copyrights and copyrightable works and all applications, registrations and renewals in connection therewith; mask work rights and all applications, registrations and renewals in connection therewith; and trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); computer software (including data and related documentation); and all other proprietary rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual.

“Intellectual Property Agreements” shall have the meaning set forth in Section 2.20.

“Interim Financial Statements” has the meaning set forth in Section 2.2(a) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means each of the Management Shareholders, Mark Casavant, Steen Frederiksen, Steen Michaelsen, Stephane Tessier, Jerry Calhoon and Kerry Geist.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or constitution law, ordinance, principle of common law (including equitable principles), statute, code, regulation, rule or treaty.

“Management Shareholders” mean Fred S. Klipsch, T. Paul Jacobs, Michael F. Klipsch, Stephen P. Klipsch, Frederick L. Farrar, David Kelley and Oscar Bernardo.

“Market Jurisdiction” means the jurisdictions set forth on Exhibit 8.2, the United States of America and any other country where the Company, any of the Subsidiaries or any of the direct or indirect subsidiaries from time to time of any of the foregoing Persons sells speakers and sound products or otherwise engages in the Business.

“Marks” shall mean trademarks, service marks, trade names corporate names, trade dress, logos, and domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

“Multi-Employer Retirement Plan” has the meaning set forth in Section 3(37)(A) of ERISA, as amended.

“Net Working Capital” means, without duplication, the Company's and the Subsidiaries' consolidated current assets, less the Company's and the Subsidiaries' consolidated current liabilities, in each case as identified in the line items of Exhibit 8.3 (items not so identified are excluded from the calculation and definition of the term Net Working Capital), calculated in accordance with the Calculation Principles.

“New Plans” has the meaning set forth in Section 4.11 of this Agreement.

“NWC Holdback” has the meaning set forth in Section 1.2(a).

“Offering Materials” has the meaning set forth in Section 4.12(a).

“Option Notes” mean the promissory notes to be delivered to fund the exercise of outstanding options to purchase Shares.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.

“Ordinary Course of Business” means in accordance with the customary and usual day-to-day practices of the Company or a Subsidiary, as applicable, with respect to the activity in question, consistent with past practice.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization, operating agreement or similar governing documents, as amended.

“Other Management Shareholders” has the meaning set forth in Section 4.4.2 of this Agreement.

“Out-bound Licenses” shall have the meaning set forth in Section 2.20.

“Owned Real Property” has the meaning set forth in Section 2.8(a) of this Agreement.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Knowledge Persons” means any of the following individuals: John J. Shalam, Patrick M. Lavelle, Charles M. Stoehr, Robert S. Levy and Loriann Shelton.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable; (b) utility easements of record; (c) Encumbrances arising by operation of Legal Requirements in the Ordinary Course of Business, such as mechanics' Encumbrances, materialmen's Encumbrances, carriers' Encumbrances, warehousemen's Encumbrances and similar Encumbrances; (d) pledges or deposits under workers' compensation (or similar) Legal Requirements, unemployment insurance or other types of insurance or compensation plans participation in which is mandatory in connection with the operation of the Business; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations; (f) with respect to any lease, Encumbrances arising pursuant to the terms of the applicable lease or arising under zoning, land use or other applicable Legal Requirements; (g) Encumbrances of record; (h) minor imperfections of title and other Encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or a Subsidiary; (i) Encumbrances for water, sewer and similar charges; (j) Encumbrances disclosed in the title reports and surveys obtained by Sellers and provided to Parent or Buyer; and (k) Encumbrances to be discharged at Closing, none of which Encumbrances, in the case of the Encumbrances listed in any of (a)-(j) above, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.

“Personal Property Lease” has the meaning set forth in Section 2.9(a) of this Agreement.

“Proceeding” means any action, arbitration, audit, hearing, litigation or lawsuit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body.

“Purchase Price” means the Cash Payment Amount plus the Escrow Amount, as adjusted pursuant to Article 1 or Article 7.

“Real Property” has the meaning set forth in Section 2.8(b) of this Agreement.

“Real Property Lease” has the meaning set forth in Section 2.8(b) of this Agreement.

“Registered Intellectual Property” shall mean United States and non-United States: (i) registered Marks and applications to register Marks, including intent-to-use applications; (ii) copyright registrations and applications to register copyrights; (iii) mask work registrations and applications to register mask works; and (iv) issued patents and applications for patents.

“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Event” means, with respect to the Company or any Subsidiary, (a) except in the Ordinary Course of Business and as disclosed in the pertinent schedules to the Disclosure Schedule or in the financial statements which are the subject of Section 2.2, paying a bonus to any director, manager, officer, employee or agent, or increasing the salary or other compensation of any director, manager, officer, employee or agent, or entering into any employment, severance or other Contract with any director, manager, officer, employee or agent; (b) adopting or increasing payments to or benefits under any Employee Benefit Plan, except for increases required under the terms of any such Employee Benefit Plan; (c) selling (excluding sales of inventory and miscellaneous assets in the Ordinary Course of Business), leasing, licensing or otherwise disposing of any real or personal property or asset material to the operation of the Business; (d) incurring or suffering any material Encumbrance other than a Permitted Encumbrance on any property or asset material to the operation of the Business, which Encumbrance would survive Closing; (e) changing any accounting method or principle used; (f) amending any Organizational Document; (g) incurring or suffering material damage to or destruction or material loss of any property or assets material to the operation of the Business not covered by Insurance; (h) issuing, redeeming, purchasing or otherwise acquiring any Shares, capital stock or equity or debt interests, capital stock or equity or debt interests; or (i) entering into a Contract or making a binding commitment to do any of the foregoing.

“Review Period” has the meaning set forth in Section 1.3(b).

“Seller” or “Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Sellers' Knowledge” means the actual awareness of any Seller after reasonable inquiry.

“Sellers' Representative” has the meaning set forth in Section 4.6(a) of this Agreement.

“Shareholder Agreements” means the Major Holder Agreement, the Shareholder Agreement, the Investors' Rights Agreement, the Management Rights Agreement, the IPO Allocation Agreement, the Common Buy-Sell Agreement, the Klipsch Family Buy-Sell Agreement, the Voting Agreement and Irrevocable Proxy, the Contribution Agreement, the Dividend and Tax Distribution Agreement and the Series A Preferred Stock Purchase Agreement each dated February, 2005, as amended.

“Shares” has the meaning set forth in Section 1.1 of this Agreement.

“Software Licenses” shall have the meaning set forth in Section 2.20.

“Subsidiaries” means Klipsch Group Europe, B.V., Audio Products International Corp., Klipsch Asia/Pacific Holdings, Klipsch Group Europe - Denmark ApS, Klipsch Group Europe - France S.A.R.L., Jamo China, Ltd., Dongguan KGI Technical Consulting Ltd. and Klipsch Audio Trading (Shanghai) Co., Ltd.

“Target Amount” means $29,692,607.55 (see Exhibit 8.3).

“Tax” or “Taxes” means any tax (including any income tax, gross receipts tax, capital gains tax, value-added tax, sales tax, use tax, property tax, business tax, payroll tax, gift tax, estate tax, franchise tax, net worth tax, excise tax and business occupancy tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee or any related charge or amount (including any fine, penalty, interest or addition thereto), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing Contract or any other Contract relating to the sharing of payment of any tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Benefit” means the value of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, which value will be computed as of the later of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized (regardless of the time of actual utilization of the benefit), using the Tax rate applicable to the highest level of income with respect to such Tax under applicable Legal Requirements on such date.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” means, as to any Proceeding or other matter, that an oral or written demand or statement has been made or an oral or written notice has been given.

“Transaction Documents” means this Agreement and all other Contracts and documents to be executed and delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100 379.102 stat. 890 (1988), as amended, codified at 29 U.S.C. 2101 et seq.

ARTICLE 9

General

Section 9.1    Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties made by any Party in this Agreement or any other Transaction Document will survive Closing and expire on the date which is 18 months subsequent to the Closing Date; provided, however, that notwithstanding anything contained herein to the contrary, the representations and warranties contained in Sections 2.1(b), 2.1(c), 2.1(d), 2.4, 2.7 (solely with respect to Tax Matters) and 2.11(a) shall survive the Closing and expire on the date which is 24 months subsequent to the Closing Date. The covenants and agreements (other than the representations and warranties) contained in this Agreement shall survive this Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied, or shall have been terminated in accordance with their terms. A claim for indemnification with respect to a breach of a representation or warranty shall toll the expiration of the representation or warranty with respect to, but only with respect to, such claim.

Section 9.2    Binding Effect; Benefits; Assignment. All of the terms of this Agreement and the other Transaction Documents executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against such Party and his or its heirs, legal representatives, successors and authorized assigns. Except as otherwise expressly provided in this Agreement or another Transaction Document, nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document, this Agreement and the other Transaction Documents being for the exclusive benefit of the Parties and their respective heirs, legal representatives, successors and assigns. No Party will assign any of his or its rights or obligations under this Agreement or any other Transaction Document to any other Person without the prior written consent of the other Parties to this Agreement or other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Buyer may, without consent, assign all or part of its rights under this Agreement or any of its other Transaction Document to one or more of its Affiliates, and Buyer may, without consent, collaterally assign all or part of its rights under this Agreement or any of the other Transaction Documents as may be required from time to time pursuant to any of the agreements which are the subject of either Section 3.4 or Section 4.12, which assignments will not relieve Parent or Buyer of any of its obligations under this Agreement or such other Transaction Document.

Section 9.3    Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule) and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable, and supersede all prior Contracts, letters of intent, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by any Party in connection with the transactions contemplated by this Agreement or other Transaction Document that is not embodied in this Agreement or such other Transaction Document, as applicable, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so embodied. Without limiting the generality of the foregoing, Sellers specifically make no representation or warranty with respect to any projections, estimates or budgets delivered or made available to Parent or Buyer or their respective Representatives at any time with respect to future revenues, expenses or expenditures or future results of operations.

Section 9.4    Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by any Party of any provision of this Agreement or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any other provision of this Agreement.

Section 9.5    Governing Law. This Agreement and any dispute about which this Agreement is a subject will be governed by and construed in accordance with the applicable Legal Requirements of the State of Delaware as applicable to Contracts made and to be performed in the State of Delaware, without regard to conflicts of laws principles.

Section 9.6    Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given on the day of delivery if delivered by hand, on the first business day following delivery if sent by facsimile with confirmation, on the first business day following deposit with a nationally recognized overnight delivery service, or on the fifth business day following first class mailing, with first class, postage prepaid:

(a)	If to Parent or Buyer:	with a copy to (which will not constitute notice):

	Audiovox Corporation 150 Marcus Blvd. Hauppauge, NY 11788 Attn: Chief Financial Officer	Levy Stopol & Carmelo, LLP Attn: Robert S. Levy 1425 Reckson Plaza Uniondale NY 11556-1425 Telephone: (516) 802-7007 Facsimile: (516) 802-7008
Duane Morris LLP
Attn: Laurence S. Hughes 1540 Broadway New York, NY 10036
Telephone: (212) 692-1004
Facsimile: (212) 202-6315

(b)	If to Sellers or the Company:	with a copy to (which will not constitute notice):
	As set forth under the signatures of the Sellers' Representative and VantagePoint Venture Associates III, L.L.C.	Barnes & Thornburg LLP
Attn: Tracy T. Larsen
171 Monroe Avenue N.W.
Suite 1000
Grand Rapids, MI 49503
Telephone: (616) 742-3931
Facsimile: (616) 742-3999

(c)	If to Sellers' Representative:	with a copy to (which will not constitute notice):
	Fred S. Klipsch 3510 Sedgemoor Circle Carmel, Indiana 46032 Telephone: (317) 860-8211 Facsimile: (317) 860-9128	Barnes & Thornburg LLP
Attn: Tracy T. Larsen
171 Monroe Avenue N.W.
Suite 1000
Grand Rapids, MI 49503
Telephone: (616) 742-3931
Facsimile: (616) 742-3999

A Party may change his or its address, telephone number or facsimile number by prior written notice to the other Parties provided as set forth in this Section 9.6.

Section 9.7    Counterparts. This Agreement may be executed by original signature or by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute one and the same instrument.

Section 9.8    Expenses. Except as otherwise expressly provided in this Agreement, Sellers, on one hand, and Parent and Buyer, on the other hand, will each pay all of his or its own expenses, costs and fees (including legal and other professional fees and costs) incurred by each of them (and, in the case of Sellers, the expenses incurred by Sellers' Representative) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (whether the transactions contemplated by this Agreement are consummated or not). Except to the extent paid by the Sellers, Company or a Subsidiary prior to Closing or accrued in determining Net Working Capital, any expenses of Sellers or the Company relating to the transactions contemplated by this Agreement (including financial advisory, legal and accounting fees), will be paid by Sellers at or as soon as practical following Closing. Parent will pay all filing fees with respect to filings under the HSR Act.

Section 9.9    Headings; Construction; Time of Essence. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the provisions of this Agreement. Unless otherwise expressly provided, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation.” With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Neither this Agreement nor any other Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against any Party under any rule of construction or otherwise. No Party will be considered the draftsman of this Agreement or any other Transaction Document. This Agreement and each other Transaction Document has been reviewed, negotiated and accepted by all Parties and their attorneys and will be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of the Parties. The provisions of this Agreement have been negotiated by and chosen by all of the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. All references to dollars in this Agreement or any other Transaction Document are to U.S. Dollars.

Section 9.10    Partial Invalidity. Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, and this Agreement or other Transaction Document will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein or therein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby or thereby to be unreasonable. If the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a material adverse effect on a Party, all Parties will endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

Section 9.11    Certain Disclosure Matters. The Disclosure Schedule contains a series of schedules which, in part, set forth information specifically referred to in Article 2 and, in part, provide exceptions or qualifications to the representations and warranties contained in Article 2 (the latter schedules are not specifically referred to in Article 2). Neither the specification of any dollar amount in Article 2 nor the disclosure of a document or information in a Schedule comprising part of the Disclosure Schedule is intended, or will be construed or offered in any dispute between the Parties as evidence of, the materiality of such dollar amount, document or information, nor does it establish any standard of materiality upon which to judge the inclusion or omission of any similar documents or information in that Schedule or any other Schedule comprising the Disclosure Schedule. The information contained in this Agreement and the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission of any matter whatsoever, including of any violation of Legal Requirement or breach of any Contract.

Section 9.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by a Party in accordance with the terms hereof and that in addition to any other remedy to which a Party is entitled at law or in equity, the non-breaching Party will be entitled to injunctive relief to prevent breaches of this Agreement and will be entitled to specifically enforce the performance of the provisions hereof.

Section 9.13    Dispute Resolution.

(a)Exclusivity. Any controversy, claim or dispute arising out of or relating to this Agreement or any Transaction Document or the breach or alleged breach thereof which does not involve claims by or against third parties (a “Dispute”) shall be resolved exclusively as provided in this Section 9.13. However, nothing in this Section shall preclude either Party from seeking interim or provisional relief concerning the Dispute, including a temporary restraining order, a preliminary injunction or an order of attachment, at any time prior to or during Mediation or Arbitration. Any such interim or provisional relief must be brought in the courts located in New Castle County, Delaware. Each Party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.

(b)Mediation. If a Dispute arises, the Parties shall first attempt in good faith to resolve it promptly by non-binding mediation in accordance with this paragraph (b) (“Mediation”). A Party may initiate Mediation by providing written notice (a “Dispute Notice”) to the other Party setting forth in reasonable detail the nature of the Dispute and the relief sought. The other Party will respond in writing (a “Response”) within five (5) business days from the receipt of such Dispute Notice. The Parties shall mutually agree, as soon as practicable after the Response, to an independent third-party mediator, with appropriate experience and expertise, to assist in the Mediation. All matters relating to, and all communications, whether oral, written or electronic, in, any Mediation shall be non-binding and shall be confidential, and such communications in Mediation shall also be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The costs of Mediation, including fees and expenses of mediators, shall be shared in equal measure by the Parties. The Parties shall bear their own legal fees, costs and expenses of Mediation.

(c)No Obligation. Neither Party shall be obligated to continue to participate in Mediation if the Parties have not resolved the Dispute within thirty (30) calendar days after delivery of the Dispute Notice to the other Party or such longer period as may be agreed by the Parties.

(d)Arbitration. Arbitration of Disputes shall be administered by JAMS in accordance with its Commercial Arbitration Rules then in effect by three independent and impartial arbitrators (“Arbitration”). Upon and following the composition of the arbitration panel, the arbitrators shall be neutral and shall have no ex parte contact with the Parties. The Arbitration shall be governed by the arbitral law of the State of Delaware and discovery shall be permitted and governed in accordance with the Federal Rules of Civil Procedure. This Agreement and its interpretation and validity shall be governed by the substantive law of the State of Delaware as set forth in Section 9.5 above. Judgment on the award rendered by the arbitrators may be entered, confirmed and enforced in any court having jurisdiction thereof. The language of the Arbitration shall be English. The place of the Arbitration shall be Wilmington, Delaware, and the award shall be deemed a United States award for purposes of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the “New York Convention”). For purposes of the New York

Convention, the relationship between the Parties is commercial in nature, and any disputes between the parties related to this contract shall be deemed commercial. All matters relating to, and all communications, whether oral, written or electronic, in, any Arbitration shall be confidential. The Parties shall bear their own legal fees, costs and expenses of Arbitration; provided, however, the arbitral panel in any Arbitration may award legal fees.

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The Parties have executed this Stock Purchase Agreement as of the date stated in the first paragraph of this Stock Purchase Agreement.
SOUNDTECH LLC

By: AUDIOVOX CORPORATION
Its: Sole Member

By: s/Patrick M. Lavelle
Patrick M. Lavelle
Its: President

“Buyer”

AUDIOVOX CORPORATION

By: s/Patrick M. Lavelle
Patrick M. Lavelle
Its: President
“Parent”
KLIPSCH GROUP, INC.

By: s/Fred S. Klipsch
Its: Chairman and CEO
“Company”
VANTAGEPOINT VENTURE PARTNERS III, L.P.
By: VantagePoint Venture Associates III, L.L.C., Its: General Partner

By: s/Alan E. Salzman
Its:    Managing Member

Address:
Attn: General Counsel
1001 Bayhill Road, Suite 300
San Bruno, California 94066
Facsimile: (650) 869-6078

VANTAGEPOINT VENTURE PARTNERS III (Q), L.P.
By: VantagePoint Venture Associates III, L.L.C.,
Its: General Partner

By: s/Alan E. Salzman
Its:    Managing Member
VANTAGEPOINT VENTURE PARTNERS IV, L.P.
By: VantagePoint Venture Associates IV, L.L.C.,
Its: General Partner

By: s/Alan E. Salzman
Its:    Managing Member

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.
By: VantagePoint Venture Associates IV, L.L.C.,
Its: General Partner

By: s/Alan E. Salzman
Its:    Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.
By: VantagePoint Venture Associates IV, L.L.C.,
Its: General Partner

By: s/Alan E. Salzman
Its:    Managing Member

s/Fred S. Klipsch
Fred S. Klipsch

Judy Klipsch Wealth Trust
By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee

Fred and Judy Klipsch Family Wealth Trust
for Michael F. Klipsch
By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee

Fred and Judy Klipsch Family Wealth Trust
for Stephen P. Klipsch
By: s/Frederick L. Farrar

Frederick L. Farrar, Trustee

Fred and Judy Klipsch Family Wealth Trust
for Thomas B. Meyer and Wendy J. Meyer

By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee

s/Michael F. Klipsch
Michael F. Klipsch

s/Stephen P. Klipsch
Stephen P. Klipsch

s/T. Paul Jacobs
T. Paul Jacobs

s/Frederick L. Farrar
Frederick L. Farrar

s/Charles F. Lieske
Charles F. Lieske

s/Kyle E. Lanham
Kyle E. Lanham

s/Lisa M. Lanham
Lisa M. Lanham
Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Kyle E. Lanham

By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee
Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Lisa Lanham

By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee
Charles Lanham 2007 Annuity Trust u/a 10/31/07

By: s/Frederick L. Farrar
Frederick L. Farrar, Trustee

s/David Kelley
David Kelley

s/Nancy Mills
Nancy Mills

s/Lance E. Jones
Lance E. Jones

s/Oscar Bernardo
Oscar Bernardo Effective upon execution of outstanding options.

s/Thomas Jacoby
Thomas Jacoby

s/John Carter
John Carter
“Sellers”

SELLERS' REPRESENTATIVE

s/Fred S. Klipsch
Fred S. Klipsch
“Sellers' Representative”

Address:
3510 Sedgemoor Circle
Carmel, Indiana 46032
Telephone: (317) 860-8211
Facsimile: (317) 860-9128

* Effective upon execution of outstanding options.

EXHIBIT 1.2(a)

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is made as of _____________ ___, 2011, by and among by and among Soundtech LLC, a Delaware limited liability company (“Buyer”), Audiovox Corporation, a Delaware corporation (“Parent”), Fred S. Klipsch, as Sellers' Representative (Mr. Klipsch or any successor representative designated pursuant to the Purchase Agreement (as defined below), “Sellers' Representative”), and JPMorgan Chase & Co., a national banking association, as escrow agent hereunder (“Escrow Agent”).

WHEREAS:

A.Buyer, Parent, each shareholder (each a “Seller” and collectively “Sellers”) of Klipsch Group, Inc., an Indiana corporation (the “Company”) and the Company are parties to that certain Stock Purchase Agreement dated as of February 3, 2011 (the “Purchase Agreement”).

B.Pursuant to the Purchase Agreement, Buyer has agreed to purchase, and Sellers have agreed to sell, the Shares (as defined in the Purchase Agreement) for the Purchase Price (as defined in the Purchase Agreement).

C.Pursuant to the Purchase Agreement, on the Closing Date (as defined in the Purchase Agreement), Buyer will deposit the Escrow Funds and NWC Holdback with the Escrow Agent.

D.Pursuant to Section 4.6 of the Purchase Agreement, Fred S. Klipsch has been designated as the initial Sellers' Representative, in part to take actions with respect to the Escrow Account (as defined below).

E.In order to administer the Escrow Account, the parties hereto have entered into this Escrow Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto, for themselves, their successors and assigns, hereby agree to the foregoing and as follows:

1.Definitions.

(a)All capitalized terms used herein shall have the same meaning as provided for in the Purchase Agreement, a copy of which is attached hereto as Exhibit A, unless the capitalized term is expressly defined herein.

(b) “Escrow Account” has the meaning set forth in Section 3(a) of this Escrow Agreement.

(c)“Escrow Earnings” has the meaning set forth in Section 5 of this Escrow Agreement.

(d)“Escrow Funds” means $13,000,000 deposited with the Escrow Agent with respect to indemnification claims under the Purchase Agreement.

(e)“NWC Holdback” means $2,500,000 deposited with the Escrow Agent with respect to the Cash Payment Amount adjustment set forth in Section 1.3 of the Purchase Agreement.

(f)“Sellers' Representative” has the meaning set forth in the first paragraph of this Escrow Agreement.

(g)“Written Direction” shall mean a written notification, signed by Buyer or by Sellers' Representative, substantially in the form attached hereto as Exhibit B.

2.Appointment of and Acceptance by Escrow Agent. Buyer and Sellers' Representative hereby appoint JPMorgan Chase & Co. to serve as Escrow Agent hereunder. Escrow Agent hereby accepts such appointment and agrees to hold and disburse all NWC Holdback/Escrow Funds and Escrow Earnings in accordance with this Escrow Agreement.

3.Escrow Account.

(a)Escrow Agent shall establish an escrow account (the “Escrow Account”) to receive the NWC Holdback/Escrow Funds.

(b)At the Closing Date, Buyer shall deposit by wire transfer the Escrow Funds and NWC Holdback into the Escrow Account, pursuant to the following wire instructions:

[•]
ABA No.     [___]
Account No.:    [___]
Name:    [___]

4.Disbursement of Funds. Subject to Section 9, Escrow Agent shall distribute the NWC Holdback/Escrow Funds only as follows:

(a)Net Working Capital Adjustment. Within three Business Days following the determination of Final Closing Date Net Working Capital, Sellers' Representative will provide a Written Direction to Escrow Agent (with a copy simultaneously delivered to Buyer) identifying the amount, if any, of the NWC Holdback to be paid to Buyer to effectuate the Cash Payment Amount adjustment set forth in Section 1.3 of the Purchase Agreement. Any portion of the NWC Holdback not due to Buyer will be paid to Sellers and allocated among them as set forth on Exhibit C. All payments will be made by wire transfer to one or more accounts designated in the Written Direction. The Escrow Agent will promptly, and in any event within three Business Days of its receipt of the Written Direction, release and distribute to Buyer or Sellers, or apportion among them, as applicable, all amounts payable under this Section 4(a).

(b)Indemnification Claims. From and after the date of this Escrow Agreement, Buyer may deliver to Sellers' Representative and Escrow Agent a Written Direction for claims subject to indemnification by one or more Sellers pursuant to the Purchase Agreement. If Buyer submits a Written Direction, Escrow Agent will, not sooner than, but promptly after, the date which is 30 calendar days of receipt, distribute such portion of the Escrow Funds set forth in the Written Direction in immediately available funds by wire transfer to one or more accounts designated by Buyer in writing, unless Escrow Agent receives written notice from Sellers' Representative of its objection to such distribution during such 30 calendar day period following Escrow Agents' receipt of Buyer's Written Direction (in which case Escrow Agent shall conduct itself in accordance with Section 7 of this Escrow Agreement). Buyer shall deliver to Sellers' Representative a copy of each Written Direction, it submits hereunder on the same date that such Written Direction is provided to Escrow Agent, and Sellers' Representative shall deliver to Buyer and all Sellers a copy of any objection to a distribution specified in a Written Direction on the same date that such objection is provided to Escrow Agent. For the purposes of calculating the foregoing period, the date of receipt shall be counted.

5.Holding of Funds. Escrow Agent shall hold the NWC Holdback/Escrow Funds in the Escrow Account in accordance with the provisions hereof. Escrow Agent shall not be responsible for any loss resulting from investments of the NWC Holdback/Escrow Funds made pursuant to this Agreement. Buyer and Sellers' Representative may from time to time instruct the Escrow Agent in writing, to invest the NWC Holdback/Escrow Funds and investment income earned thereon in any one or more of the following investments: (a) demand or time deposits in banks having at least $100 million in assets, (b) in short-term bank certificates of deposit in banks having at least $100 million in assets, (c) United States Treasury bills, or (d) money market funds the assets of which are any of those obligations described in (a), (b) or (c) of this Section 5. If the Escrow Agent has not received written instructions from Buyer and Sellers' Representative at any time an investment decision must be made, the Escrow Agent shall invest the NWC Holdback/Escrow Funds and any investment income earned thereon in accordance with the instructions set forth on Exhibit D. Buyer and Sellers' Representative acknowledge that they have read and understand Exhibit D. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the NWC Holdback/Escrow Fund consisting of investments to provide for payments required to be made under this Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. Buyer and Sellers' Representative acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice. All earnings received from the investment of the NWC Holdback/Escrow Fund and investment income (“Escrow Earnings”) shall be paid to Sellers in accordance with the Written Direction provided to Escrow Agent by Sellers' Representative and shall not be (i) deemed at any time to be part of the NWC Holdback/Escrow Fund for purposes of this Agreement or (ii) delivered to Buyer at any time. The portion of the Escrow Earnings earned from the NWC Holdback shall be paid to Sellers at the time the NWC Holdback is distributed. All Escrow Earnings earned from the Escrow Fund shall be paid to Sellers (i) on the annual anniversary of the Closing Date, except that at the 18 month anniversary of the Closing Date, the Escrow Earnings shall be paid to Sellers together with the Escrow Fund payment, and (ii) on the date all Escrow Funds are distributed from the Escrow Account. The Sellers shall be responsible for all foreign, federal, state and local income taxes payable on the Escrow Earnings. For tax reporting purposes, the Escrow Earnings shall, as of the end of each calendar and to the extent required by the Internal Revenue Service, be reported as having been earned by the recipient of the Escrow Earnings. Each of the Sellers shall, prior to or simultaneously with the execution hereof, provide an executed W-9 form to Escrow Agent. Escrow Agent shall have no liability for the payment of taxes or for any reporting requirement that may relate thereto.

6.Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) calendar days prior written notice to Buyer and Sellers' Representative or may be removed, with or without cause, by either Buyer or Sellers' Representative by furnishing thirty (30) calendar days prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the earlier of (i) the appointment of a successor Escrow Agent as provided below, or (ii) thirty (30) calendar days after the written notice delivered by Escrow Agent referenced above is received by Buyer and Sellers' Representative. Upon any such notice of resignation or removal, Buyer and Sellers'

Representative shall appoint a successor Escrow Agent hereunder. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Account and shall pay all NWC Holdback/Escrow Funds and Escrow Earnings to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable. If Buyer and Sellers' Representative fail to designate a successor Escrow Agent within ten (10) Business Days of receiving Escrow Agent's written notice of resignation, Escrow Agent may, at its sole discretion and option, institute an interpleader action in accordance with the terms of this Escrow Agreement.

7.Conflicting Demands or Claims. In the event Escrow Agent receives or becomes aware of conflicting demands or claims with respect to some or all of the NWC Holdback/Escrow Funds or the rights of any of the parties hereto, Escrow Agent may not distribute the portion of the NWC Holdback/Escrow Funds in dispute until such conflict is resolved. Such resolution of a conflict is determined in accordance with and upon receipt of (i) joint written instructions of Buyer and Sellers' Representative or (ii) a final, non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such order and legal opinion without further question. Escrow Agent shall have the further right to commence or defend an action or proceeding for the resolution of such conflict. In the event Escrow Agent files a suit in interpleader, it shall thereupon be fully released and discharged from all further obligations to perform any and all duties or obligations imposed upon it by this Escrow Agreement.

8.Interpleader. In the event Escrow Agent receives conflicting instructions regarding the NWC Holdback/Escrow Funds or its obligation hereunder, or the failure of Buyer and Sellers' Representative to appoint a successor Escrow Agent upon the resignation of Escrow Agent, Escrow Agent may commence an interpleader action in any state or federal court located in New Castle County, Delaware. Buyer and Sellers' Representative agree to the jurisdiction of any such court and agree that such venue is a convenient forum for hearing any disputes arising out of this Escrow Agreement, and waive any claim that such courts are not a convenient forum.

9.Termination of Escrow; Payment of Funds. This Escrow Agreement shall terminate upon the distribution of all of the NWC Holdback/Escrow Funds and Escrow Earnings. Upon determination of the Final Closing Date Net Working Capital, the NWC Holdback will be allocated among and paid to Buyer or Sellers, or apportioned among them, as applicable (i.e., as directed by the Written Direction). At the 18 month anniversary of the Closing Date, $6,500,000 of the Escrow Funds will be allocated among and paid to Sellers as set forth on Exhibit C less amounts for which Buyer has submitted a Written Direction. At the 24 month anniversary of the Closing Date, all remaining Escrow Funds and Escrow Earnings will be allocated among and paid to Sellers as set forth on Exhibit C less amounts for which Buyer has submitted a Written Direction.

10.Liability of Escrow Agent. Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature, and no implied duties or obligations shall be inferred or otherwise imposed upon or against Escrow Agent. Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of the Escrow Agreement. Concurrent with the execution of this Escrow Agreement, Buyer shall deliver to the Escrow Agent an authorized signers form in the form of Exhibit E hereto. It is expressly understood that Escrow Agent is obligated only to receive and hold the NWC Holdback/Escrow Funds as set forth in this Escrow Agreement, and to disburse the same in accordance with Written Direction given under the provisions of this Escrow Agreement. Escrow Agent shall not be liable hereunder or responsible, directly or indirectly, to anyone for any damages, losses or expenses unless the same shall be determined by adjudication to have been caused by the gross negligence or willful misconduct of Escrow Agent, including, but not limited to, any loss of the NWC Holdback/Escrow Funds accruing as a result of loss of value of any investment of the NWC Holdback/Escrow Funds in any securities or the failure of any bank (other than Escrow Agent) used by it as a depository for funds received by it under this Escrow Agreement. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY special, Indirect or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the escrow agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION. In any event, Escrow Agent's liability shall not exceed the return or reimbursement of the Escrow Account as it is then constituted as set forth in the preceding sentence. The parties to this Escrow Agreement agree to and hereby do waive any suit, claim demand or cause of action of any kind which it or they may have or may assert against Escrow Agent arising out of or relating to the execution or performance by Escrow Agent under this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the breach of this Escrow Agreement or willful neglect or gross negligence of Escrow Agent. Buyer and Sellers' Representative, jointly and severally, agree to indemnify and hold harmless Escrow Agent against and from any and all claims, demands, costs, liabilities and expenses, including counsel fees and expenses, which may be asserted against it or to which it may be exposed or which it may incur by reason of its execution or performance under this Escrow Agreement, except those which have been finally adjudicated to have resulted from willful misconduct or gross negligence. This paragraph shall survive the termination of this Escrow Agreement for any reason and the resignation and removal of the Escrow Agent.

11.Fees of Escrow Agent. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit F, which compensation shall be paid out of the Escrow Funds. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys' fees and expenses, occasioned by any such delay, controversy, litigation or event. The Escrow Agent shall have, and is hereby granted, a prior lien upon the NWC Holdback/Escrow Funds and Escrow Earnings with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights first from the Escrow Earnings and then from the NWC Holdback/Escrow Funds.

12.Reports and Accounting. Escrow Agent will provide monthly reports, or more frequently upon reasonable request, to Buyer and Sellers' Representative reflecting disbursement activity in the Escrow Account for the period and year to date. Escrow Agent shall further issue a final report and accounting that summarizes the expenses and disbursements associated with the administration of the Escrow Account and such other reports as Buyer and Sellers' Representative may reasonably require from time to time. Information regarding the status of the Escrow Account shall be accessible to Buyer and Sellers' Representative. Escrow Agent will provide the name of the officer who will have principal responsibility for the management of the

Escrow Account and who will be Escrow Agent's principal contact.

13.Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

14.Attachment of Funds and Escrow Earnings; Compliance with Legal Orders. In the event that any of the NWC Holdback/Escrow Funds and/or Escrow Earnings shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the NWC Holdback/Escrow Funds and/or Escrow Earnings, the Escrow Agent shall promptly notify Buyer and Sellers' Representative and is hereby expressly authorized, in its sole discretion, to respond as it in good faith deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of Buyer, Sellers or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15.Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) business days after deposit in the United States mail, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) business day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party entitled to be notified as follows:

If to Sellers' Representative	Fred S. Klipsch 3510 Sedgemoor Circle Carmel, Indiana 46032 Telephone: (317) 860-8211 Facsimile: (317) 860-9128
With a copy (which shall not constitute notice) to:	Barnes & Thornburg LLP Attn: Tracy T. Larsen 171 Monroe Avenue N.W. Suite 1000 Grand Rapids, MI 49503 Telephone: (616) 742-3931 Facsimile: (616) 742-3999
If to Buyer:	Audiovox Corporation 150 Marcus Blvd. Hauppauge, NY 11788 Attn: Chief Financial Officer
With a copy (which shall not constitute notice) to:
Levy Stopol & Carmelo, LLP
Attn: Robert S. Levy
1425 Reckson Plaza
Uniondale NY 11556-1425
Telephone: (516) 802-7007
Facsimile: (516) 802-7008

Duane Morris LLP
Attn: Laurence S. Hughes
1540 Broadway
New York, NY 10036
Telephone: (212) 692-1004
Facsimile: (212) 202-6315

If to Escrow Agent:	[•]
If to Sellers:	At the addresses set forth in the Purchase Agreement
or to such other address as each party may designate for itself by like notice.

16.Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by all of the parties to this Escrow Agreement. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion. Escrow Agent agrees to negotiate an amendment of this Escrow Agreement with respect to the treatment, designation, and/or use of the Escrow Account, should such amendment be deemed warranted by Buyer and Sellers' Representative.

17.Governing Law; Venue. The Laws of the State of Delaware shall govern all questions concerning the construction, validity, interpretation and enforceability of this Escrow Agreement and the exhibits and schedules attached hereto, and the performance of the obligations imposed by this Escrow Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any controversy, claim or dispute arising out of or relating to this Escrow Agreement shall be resolved as provided in Section 9.13 of the Purchase Agreement.

18.Entire Agreement. This Escrow Agreement and the Purchase Agreement constitute the entire agreement between the parties relating to the holding, investment and disbursement of the NWC Holdback/Escrow Funds and set forth in their entirety the obligations and duties of Escrow Agent with respect to the NWC Holdback/Escrow Funds.

19.Binding Effect. All of the terms of this Escrow Agreement, as may be amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and assigns.

20.Dealings. Nothing herein shall preclude Escrow Agent from acting in any other capacity for any party, person or entity referenced herein.

21.Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed as of the date first above written.

BUYER:
SOUNDTECH LLC

By: _______________________________________________

Its: _______________________________________________

PARENT:
AUDIOVOX CORPORATION

By: _______________________________________________

Its: _______________________________________________

SELLERS' REPRESENTATIVE:

_______________________________________________
Fred S. Klipsch

ESCROW AGENT:

JPMORGAN CHASE & CO.

_______________________________________________
Name: [•]
Its: [•]

Exhibit A

Purchase Agreement

(Attached)

Exhibit B

Written Direction Example

[ ___]
Account # [___]

Reference is made to that certain Escrow Agreement (the “Escrow Agreement”) dated as of February ___, 2011, by and among Soundtech LLC, a Delaware limited liability company (“Buyer”), Audiovox Corporation, a Delaware corporation (“Parent”), Fred S. Klipsch, as Sellers' Representative and [•], a national banking association, as escrow agent hereunder (“Escrow Agent”). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Escrow Agreement. In accord with the Escrow Agreement and the Purchase Agreement, [Buyer and/or Sellers' Representative] direct(s) Escrow Agent to take the following action with respect to the [NWC Holdback/Escrow Funds]:

Escrow Agent shall _______________________________________________________ _____________________________________________________________________________________________________________________________________________________________________________________.

DATED: ______________, 201__.

[BUYER or SELLERS'
REPRESENTATIVE]:

By: ________________________
Name:
Its:

Exhibit C

Allocation of the NWC Holdback/Escrow Funds and Escrow Earnings among Sellers

Seller	% Ownership

Vantagepoint Venture Partners III, L.P.	0.90%
Vantagepoint Venture Partners III (Q), L.P.	7.37%
Vantagepoint Venture Partners IV, L.P.	3.17%
Vantagepoint Venture Partners IV (Q), L.P.	31.65%
Vantagepoint Venture Partners IV Principals Fund, L.P.	0.12%
Fred S. Klipsch	13.17%
Judy L. Klipsch Wealth Trust	2.98%
Fred and Judy Klipsch Family Wealth Trust for Michael F. Klipsch	5.87%
Fred and Judy Klipsch Family Wealth Trust for Stephen P. Klipsch	5.87%
Fred and Judy Klipsch Family Wealth Trust for Thomas B. Meyer and Wendy J. Meyer	2.98%
Michael F. Klipsch	3.01%
Stephen P. Klipsch	3.01%
T. Paul Jacobs	2.16%
Frederick L. Farrar	2.28%
Charles F. Lieske	0.91%
Kyle E. Lanham	1.42%
Lisa M. Lanham	1.42%
Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Kyle E. Lanham	1.57%
Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Lisa Lanham	1.57%
Charles Lanham 2007 Annuity Trust u/a 10/31/07	1.81%
David Kelley	1.44%
Nancy Mills	0.27%
Lance E. Jones	0.14%
Oscar Bernardo	0.12%
Thomas Jacoby	3.32%
John Carter	1.48%
TOTAL	100.00%

Exhibit D

Agency and Custody Account Direction
For NWC Holdback/Escrow Funds
JPMorgan Chase Money Market Deposit Account

Direction to use the following JPMorgan Chase Money Market Deposit Account for NWC Holdback/Escrow Funds for the Escrow Account established under the Escrow Agreement to which this Exhibit D is attached.

The Escrow Agent is hereby directed to deposit, as indicated below, or as Buyer and Sellers' Representative shall direct further in writing from time to time, all cash in the Escrow Account in the following money market deposit account of JPMorgan Chase & Co.:

[ACCOUNT-to be specifically identified upon establishment prior to closing]

Buyer and Sellers' Representative understand that amounts on deposit in the JPMorgan Chase Money Market Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

Buyer and Sellers' Representative acknowledge that they have full power to direct investments of the Account.

Buyer and Sellers' Representative understand that they may change this direction at any time in accordance with Section 5 of the Escrow Agreement and that it shall continue in effect until revoked or modified in writing.

Exhibit E

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit E is attached, on behalf of Buyer.

Name / Title	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature

Exhibit F
Fees of Escrow Agent

EXHIBIT 1.2(b)
SELLERS' OWNERSHIP INTERESTS

Seller	Shares			% Ownership
	Voting Common	Non-Voting Common	Series A Preferred
Vantagepoint Venture Partners III, L.P.	—	—	30,127.00	0.90%
Vantagepoint Venture Partners III (Q), L.P.	—	—	247,417.00	7.37%
Vantagepoint Venture Partners IV, L.P.	—	—	106,392.00	3.17%
Vantagepoint Venture Partners IV (Q), L.P.	—	—	1,062,749.00	31.65%
Vantagepoint Venture Partners IV Principals Fund, L.P.	—	—	3,872.00	0.12%
Fred S. Klipsch	104,867.00	337,447.40	—	13.17%
Judy L. Klipsch Wealth Trust	—	100,000.00	—	2.98%
Fred and Judy Klipsch Family Wealth Trust for Michael F. Klipsch	—	197,166.48	—	5.87%
Fred and Judy Klipsch Family Wealth Trust for Stephen P. Klipsch	—	197,166.48	—	5.87%
Fred and Judy Klipsch Family Wealth Trust for Thomas B. Meyer and Wendy J. Meyer	—	100,000.00	—	2.98%
Michael F. Klipsch	10,252.36	90,831.26	—	3.01%
Stephen P. Klipsch	10,252.36	90,831.26	—	3.01%
T. Paul Jacobs	6,315.37	66,093.59	—	2.16%
Frederick L. Farrar	6,728.77	69,762.55	—	2.28%
Charles F. Lieske	3,093.99	27,407.00	—	0.91%
Kyle E. Lanham	4,885.12	42,911.38	—	1.42%
Lisa M. Lanham	4,885.12	42,911.38	—	1.42%
Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Kyle E. Lanham	5,331.81	47,426.30	—	1.57%
Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Lisa Lanham	5,331.81	47,426.30	—	1.57%
Charles Lanham 2007 Annuity Trust u/a 10/31/07	6,052.69	54,594.24	—	1.81%
David Kelley	1,837.60	46,534.38	—	1.44%
Nancy Mills	909.00	8,179.00	—	0.27%
Lance E. Jones	455.00	4,090.00	—	0.14%
Oscar Bernardo	—	4,000.00	—	0.12%
Thomas Jacoby	11,134.70	100,212.30	—	3.32%
John Carter	4,982.60	44,843.40	—	1.48%
TOTAL	187,315.30	1,719,834.70	1,450,557.00	100.00%

Reflected in this Exhibit 1.2(b) is the exercise of certain options which consist of (i) 20,000 shares of Non-Voting Common Stock issued by certain Sellers in favor of David Kelley; (ii) 34,000 shares of Non-Voting Common Stock issued by the Company in the amounts of 10,000 shares in favor of Frederick Farrar, 10,000 shares in favor of T. Paul Jacobs, 10,000 shares in favor of David Kelley and 4,000 shares in favor of Oscar Bernardo; and (iii) 102,107 and 40,586 shares, which consists of 9 shares of Non-Voting Common Stock and 1 share of Voting Common Stock for every 10 shares, issued by the Company in favor of Thomas Jacoby and John Carter respectively, and when exercised, such options only dilute VantagePoint Venture Partners through the Company's repurchase of its Series A Preferred Stock in the identical amount.

EXHIBIT 1.3(c)

CALCULATION PRINCIPLES

Klipsch Group Inc
Accounting Standards for Reserves and Accruals

Allowance for Doubtful Accounts

Accounts receivable are recorded at net realizable value. Net realizable value is equal to the gross amount of receivables less an estimated allowance for uncollectible accounts.

The Companies credit department is responsible for writing off accounts to bad debt and determining what the reserve or allowance for bad debt should be. A bad debt is deemed to exist if, at the date of the applicable statement, it does not expect to collect the full amount of the accounts receivable. Under this circumstance, an accrual for a loss contingency must be charged to income, if both of the following conditions exist:

(1) It is probable that as of the date of the financial statements an asset has been impaired or a liability incurred, based on subsequent available information prior to the issuance of the financial statements, and

(2) The amount of the loss can be reasonably estimated.

If both of the above conditions are met, an accrual for the estimated allowance amount of uncollectible receivables is made even if the specific uncollectible receivables cannot be identified. We generally use 100 percent of the balance over 90 days past due, excluding any aged credits. Management applies an estimate of the entire accounts receivable balance to compute a general allowance covering those amounts. There are a few exceptions:

(1)	Employee accounts are not included in the reserve - We will collect from the employee with payroll deductions or at the time of termination.

(2)	The customer's accounts receivable are insured.

(3)	The amount is included in another reserve.

(4)	The customer is making regularly scheduled payments.

Management may direct additional accruals at their discretion.

Inventory Valuation at Standard Cost

The Company uses a standard cost methodology to value the inventory. For purchased items standard costs include material, freight and duty, and overhead for corporate logistics. For manufactured items standard costs include material, labor, variable overhead and fixed overhead. Material price variances and exchange gain or losses are charged as incurred to the income statement in the purchase price variance account;

freight and duty is charged to the income statement in the freight absorption account; and overhead is charged to the income statement in the overhead absorption account. Each month the detail inventory sub ledger is reconciled to the general ledger.

Standard costs are reviewed annually (changed in FY 2011 to every six months per the auditors management letter) for any substantial changes to material, exchange rate, freight and duty or overhead, which could result in a change to the standard and a revaluation of the inventory.

At year-end the standards are updated to reflect changes in purchase price and budgeted expenses. Once the standards are updated a revaluation is completed. A reserve is established to get the inventory back to actual costs.

Physical Inventory Reserve

The Company performs a physical inventory at least once a year at all facilities. An accrual for potential shrink is recorded each month. After the physical inventory, any realized shortagesare charged to the reserve. Any over or under accrual would be charged to the income statement.

Periodically, cycle counts are completed at the facilities and or inventory adjustments are made that also are charged to the reserve. Upon review, these adjustments may be charged to the income statement.

Excess and Obsolete Reserve

The Company periodically evaluates the inventories for excess quantities and obsolescence and future prospects for individual products. This evaluation includes analyses of sales levels by product and projections of future demand. Throughout the year management will promote and/or discount the sales price of products to reduce inventory in conjunction with changes in customer tastes, markets and product offerings. If future demand or market conditions are less favorable than the Companies' projections, inventory write-downs may be required.

At year-end the personnel involved with sales and inventory management prepares a list to review with the CFO for recommended write-downs to cost. . Upon approval the list is given to Inventory Control to make the adjustments and revalue the inventory.

A monthly accrual is made to the excess and obsolete reserve. The reserve is adjusted to equal the amount of the approved list of write-downs. The revaluation when completed is charged to the reserve.

Management may direct additional accruals at their discretion.

Prepaid Expenses

The Company records certain prepayments as a prepaid expense. Typically these are items such as insurance, maintenance agreements and lease payments in Europe. The Company will charge to the income statement each month a prorated amount for the time period specified in the contract which represents the portion of the asset that has been utilized

Accrued Accounts Payable and Expenses

The Company records certain expenses as a liability when incurred but not yet paid. The most common accruals are accounts payable, payroll and fringe benefits, rebate programs, advertising, accounting and legal fees and warranty. Each month an analysis is performed to estimate the amount of the reserve and an entry is made to the income statement. Often the accrual represents the budgeted amount, until it appears the accrual is not reflective of actual and expected costs. Periodic adjustments maybe made to the reserve and income statement in managements discretion.

Accrued AP

At month end close, items relating to the closing period are accrued. Additionally, significant liabilities in various functional areas not received by accounts payable are communicated to accounting and accrued.

At year-end, the process above is extended out for approximately 3 weeks. During this period, copies of invoices relating to pre-July 1 are made with relevant account numbers written on them. These are given to and reviewed by Accounting, and a closing period entry is made in order to recognize the liability in the appropriate fiscal year.

Meet Comp / Buying Group Rebates

Various agreements exist with customers with incentives that are separate from Deduct from Invoice (DFI) incentives and terms. These include volume rebates, advertising support, no return allowances, co-op funding, and demo discounts. Sales reports are run monthly and a % calculation is made according to each customer's program. The liability is adjusted when the customer has met the requirements of the program. The programs are established yearly and can be for a fiscal or calendar year. Periodic review is performed on customers to determine if accruals are adequate for any program that has a tiered structure, or if a change to a program is made. Any adjustment is reflected in the income statement the month it has been determined a correction is necessary.

Budgeted Accruals

Certain departmental expenses are accrued for on a monthly basis based at budgeted levels. These accounts include Sales Meetings, Ad Media, Accounting Fees, Legal Fees, Professional Services, and Outside Services. As expenses are incurred the various liability accounts are adjusted. Periodic reviews are made to determine if these accounts are over/under reserved and adjustments are made to the income statement.

Warranty

The warranty liability is based on prior year audited rates of claims vs. gross sales on a 12-month rolling basis. Additionally, trending is reviewed with data accumulated from July 2007 to present (the time period Klipsch, Jamo, and API product began similar warranty processes). Periodic review is made to determine if any adjustments are necessary based on actual warranty claims processed. Any adjustment is made to the income statement.

Royalties

Royalties owed to external customers are accrued for on a monthly basis. The companies due royalties include, but are not limited to, Apple, THX, Dolby, DTS, Thompson, MPEG, and Macrovision. A complete list of royalty vendors and relative obligations are maintained by a Senior accountant and also by Legal.

Royalties are generally paid within 30 days after a quarter-end. The accrual is reviewed periodically and adjustments are made to the income statement.

EXHIBIT 4.4

NONDISCLOSURE AGREEMENT

Confidentiality Agreement

THIS AGREEMENT made this 20th day of October, 2004, by and between VantagePoint Management, Inc. (“VPVP”) with a principal office at 1001 Bayhill Drive, Suite 300, San Bruno, California 94066, and the Company identified on the signature page hereof (“the Company”).

Whereas, the Company wishes to engage in discussions with VPVP for the purposes of exploring a potential investment by VPVP in the Company; and

Whereas, VPVP is a venture capital firm in the business of analyzing, evaluating and investing in entrepreneurial companies; and

Whereas, the Company and VPVP wish to exchange certain information for the purposes of exploring a potential investment in the Company by VPVP;

NOW, THEREFORE, in consideration of the foregoing and the agreements entered into herein, VPVP and the Company hereby agree as follows:

1.
The Company may have disclosed and may in the future disclose certain information including, without limitation, information relating to its business, technology, know how, inventions (whether patented or not), trade secrets, business and product plans, business relationships, forecasts, financial results or requirements and product development plans to VPVP or its affiliates or their respective employees, agents or other representatives (“VPVP Parties”) (collectively, “Information”).

2.
VPVP agrees that the VPVP Parties will (i) maintain the Information in confidence and take all reasonable precautions to protect such Information in similar manner to the precautions VPVP takes with respect to its own confidential and proprietary information; (ii) use such Information solely for the purpose of evaluating whether to enter into a business relationship with or investment in the Company; and (iii) not disclose such Information to any third party except as may be authorized by the Company or except to such agents, employees, and consultants of VPVP who require access to such Information for the purposes of assisting VPVP. VPVP shall be responsible for any actions or omissions by any VPVP Party which are not in accordance with this agreement.

3.
VPVP shall have no obligation whatsoever hereunder or otherwise with regard to any Information which (i) is in the public domain at the time of disclosure to VPVP or which thereafter enters the public domain through no improper action or inaction by VPVP, (ii) information which was in the possession of or known to VPVP prior to its receipt thereof by VPVP, or (iii) is rightfully disclosed to VPVP by any person not in violation of the rights or obligations of the Company or another person or entity.

4.
Upon the request of the Company at any time, VPVP will turn over to the Company or destroy all documents and other tangible media containing any of the Company's Information and any copies of the same.

5.
The Company and the VPVP Parties understand and agree that nothing herein (i) requires the disclosure of any confidential information of the Company which will be disclosed, if at all, solely at the discretion of the Company, or (ii) requires the Company to proceed with any proposed transaction or relationship in connection with which Information may be disclosed. Nothing contained herein or in the course of dealings between the parties shall create or imply any commitment on the part of VPVP to consider, evaluate or enter into any business or investment relationship with the Company.

6.
Except to the extent required by law, neither party hereto shall disclose the existence or subject matter of the relationship contemplated hereunder or the possibility of an investment in the Company by VPVP.

7.
The Company understands and agrees that VPVP is in the business of evaluating technologies and the potential development plans of a large number of companies. In the course of its business, VPVP is provided access to a variety of, and a steady stream of information regarding, many companies' business plans, ideas and projections. Accordingly, the Company acknowledges that VPVP may have in the past or may in the future hold discussions with, evaluate an investment in or develop an investment relationship with one or more companies who could be deemed to be competitive with the Company.

8.
This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the protection, use and disclosure of Information. No waiver or modification of this Agreement will be binding on either party unless made in writing and signed by duly authorized representatives of such party. All obligations of the parties hereunder shall terminate as of the fifth anniversary of the date of this Agreement.

9.
This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of law provisions thereof. The parties agree that money damages would not be a sufficient remedy for breach and the parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

VANTAGEPOINT MANAGEMENT, INC.

By:     s/Fred S. Klipsch             By:     s/Alan E. Salzman

Name:     Fred S. Klipsch                Name:     Alan E. Salzman

Title:     Chairman/CEO

Company: Klipsch Audio Inc.

EXHIBIT 8.1

SAMPLE CALCULATION OF INCOME TAX LIABILITIES

(attached)

EXHIBIT 8.2

MARKET JURISDICTION

Alabama	New York
Alaska	North Carolina
Arizona	North Dakota
Arkansas	Ohio
California	Oklahoma
Colorado	Oregon
Connecticut	Pennsylvania
Delaware	Rhode Island
Florida	South Carolina
Georgia	South Dakota
Hawaii	Tennessee
Idaho	Texas
Illinois	Utah
Indiana	Vermont
Iowa	Virginia
Kansas	Washington
Kentucky	West Virginia
Louisiana	Wisconsin
Maine	Wyoming
Maryland	District of Columbia
Massachusetts
Michigan
Minnesota
Mississippi
Missouri
Montana
Nebraska
Nevada
New Hampshire
New Jersey
New Mexico

EXHIBIT 8.3

NET WORKING CAPITAL

(attached)